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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14A-101)

Information Required in Proxy Statement
Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

PEABODY ENERGY CORPORATION

(Name of Registrant as Specified In Its Charter)

[COMPANY NAME]

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

April 2, 2004

Dear Stockholder:

      You are cordially invited to attend the 2004 Annual Meeting of Stockholders of Peabody Energy Corporation (the “Company”), which will be held on Thursday, May 6, 2004, at 10:00 A.M., Central Time, at the Ritz-Carlton Hotel, 100 Carondelet Plaza, Clayton, Missouri 63105.

      During this meeting, stockholders will vote on the following items:

1.	Election of four Class III Directors for three-year terms;

2.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent public accountants;

3.	Approval of the Company’s 2004 Long-Term Equity Incentive Plan;

4.	One stockholder proposal; and

5.	Consideration of such other matters as may properly come before the meeting.

      The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement contain complete details on these proposals and other matters. We also will be reporting on the Company’s operations and responding to stockholder questions. If you have questions that you would like to raise at the meeting, we encourage you to submit written questions in advance (by mail or e-mail) to the Corporate Secretary. This will help us respond to your questions during the meeting. If you would like to e-mail your questions, please send them to stockholder.questions@peabodyenergy.com.

      Your participation in the affairs of Peabody Energy is important, regardless of the number of shares you hold. To ensure your representation at the Annual Meeting, we encourage you to vote over the telephone or Internet or to complete and return the enclosed proxy card as soon as possible. If you attend the Annual Meeting, you may then revoke your proxy and vote in person if you so desire.

      Thank you for your continued support of Peabody Energy. We look forward to seeing you on May 6.

Very truly yours,

IRL F. ENGELHARDT
Chairman & Chief Executive Officer

PEABODY ENERGY CORPORATION

701 Market Street
St. Louis, Missouri 63101-1826

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

       Peabody Energy Corporation (the “Company”) will hold its Annual Meeting of Stockholders at the Ritz-Carlton Hotel, 100 Carondelet Plaza, Clayton, Missouri, on Thursday, May 6, 2004, at 10:00 A.M., Central Time, to:

•	Elect four Class III Directors for three-year terms;

•	Ratify the appointment of Ernst & Young LLP as the Company’s independent public accountants;

•	Approve the Company’s 2004 Long-Term Equity Incentive Plan;

•	Consider one stockholder proposal and transact any other business that may properly come before the Annual Meeting.

      The Board of Directors has fixed March 15, 2004, as the record date for determining stockholders who will be entitled to receive notice of and vote at the Annual Meeting or any adjournment. Each share of Common Stock is entitled to one vote. As of the record date, there were 55,062,630 shares of Common Stock outstanding.

      If you own shares of the Company’s Common Stock as of March 15, 2004, you can vote those shares by completing and mailing the enclosed proxy card or by attending the Annual Meeting and voting in person. Stockholders of record also may submit their proxies electronically or by telephone as follows:

•	By visiting the website at http://www.eproxyvote.com/btu and following the voting instructions provided; or

•	By calling 1-877-PRX-VOTE (1-877-779-8683) in the United States, Canada or Puerto Rico on a touch-tone phone and following the recorded instructions.

      An admittance card or other proof of ownership is required to attend the Annual Meeting. Please retain the top portion of your proxy card for this purpose. Also, please indicate your intention to attend the Annual Meeting by checking the appropriate box on the proxy card, or, if voting by the Internet or by telephone, when prompted. If your shares are held by a bank or broker, you will need to ask them for an admission card in the form of a confirmation of beneficial ownership. If you do not receive a confirmation of beneficial ownership or other admittance card from your bank or broker, you must bring proof of share ownership (such as a copy of your brokerage statement) to the Annual Meeting.

      Your vote is important. Whether or not you plan to attend the Annual Meeting, please cast your vote by telephone or the Internet, or complete, date and sign the enclosed proxy card and return it in the envelope provided. If you attend the meeting, you may withdraw your proxy and vote in person, if you so choose.

FREDRICK D. PALMER
Executive Vice President —
Legal and External Affairs
and Secretary

April 2, 2004

i

ii

PEABODY ENERGY CORPORATION

PROXY STATEMENT
FOR THE
2004 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why did I receive this Proxy Statement?

A:	Because you are a stockholder of Peabody Energy Corporation as of the record date and are entitled to vote at the 2004 Annual Meeting of Stockholders, the Board of Directors is soliciting your proxy to vote at the meeting.

This Proxy Statement summarizes the information you need to know to vote at the Annual Meeting. This Proxy Statement and proxy card were first mailed to stockholders on or about April 2, 2004.

Q:	What am I being asked to vote on?

A:	You are being asked to vote on the following items:

•	Election of William A. Coley, Irl F. Engelhardt, William C. Rusnack and Alan H. Washkowitz as Class III Directors, each for a term of three years.

•	Ratification of Ernst & Young LLP as the Company’s independent public accountants for the fiscal year ending December 31, 2004.

•	Approval of the Company’s 2004 Long-Term Equity Incentive Plan.

•	One stockholder proposal.

•	Any other matter properly introduced at the meeting.

Q:	What are the voting recommendations of the Board of Directors?

A:	The Board recommends the following votes:

•	FOR each of the director nominees (Item 1).

•	FOR ratification of Ernst & Young LLP as the Company’s independent public accountants for the fiscal year ending December 31, 2004 (Item 2).

•	FOR approval of the Company’s 2004 Long-Term Equity Incentive Plan (Item 3).

•	AGAINST the stockholder proposal (Item 4).

Q:	Will any other matters be voted on?

A:	We are not aware of any other matters that will be brought before the stockholders for a vote at the Annual Meeting. If any other matter is properly brought before the meeting, your proxy will authorize each of Blanche M. Touhill, Richard A. Navarre and Fredrick D. Palmer to vote on such matters in their discretion.

Q:	How do I vote?

A:	If you are a stockholder of record or hold stock through the Peabody Holding Company, Inc. Employee Retirement Account (or other 401(k) plans sponsored by the Company’s subsidiaries), you may vote using any of the following methods:

•	Via the Internet, by going to the website http://www.eproxyvote.com/btu and following the instructions for Internet voting on your proxy card;

•	If you reside in the United States, Canada or Puerto Rico, by dialing 1-877-PRX-VOTE (1-877-779-8683) and following the instructions for telephone voting on your proxy card;

•	By completing and mailing your proxy/ voting instruction card; or

•	By casting your vote in person at the Annual Meeting.

Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. The telephone and Internet voting facilities for the stockholders of record of all shares, other than those held in the Peabody Holding Company, Inc. Employee Retirement Account (or other 401(k) plans sponsored by our subsidiaries), will close at 11 P.M. Central Time on May 5, 2004. The Internet and telephone voting procedures are designed to authenticate stockholders by use of a control number and to allow you to confirm that your instructions have been properly recorded.

If you participate in a Company Stock Fund under the Peabody Holding Company, Inc. Employee Retirement Account (or other 401(k) plans sponsored by our subsidiaries), and had shares of the Company’s common stock credited to your account on March 15, 2004, you will receive a single proxy/ voting instruction card with respect to all shares registered in the same name, whether inside or outside of the plan. If your accounts inside and outside of the plan are not registered in the same name, you will receive a separate proxy/ voting instruction card with respect to the shares credited to your plan account. Voting instructions regarding plan shares must be received by 11:00 P.M. Central Time on May 3, 2004, and all telephone and Internet voting facilities with respect to plan shares will close at that time.

Shares of common stock in the Peabody Holding Company, Inc. Employee Retirement Account (or other 401(k) plans sponsored by our subsidiaries) will be voted by Vanguard Fiduciary Trust Company (“Vanguard”), as trustee of the plan. Plan participants should indicate their voting instructions to Vanguard for each action to be taken under proxy by completing and returning the proxy/ voting instruction card, by using the toll-free telephone number or by indicating their instructions over the Internet. All voting instructions from plan participants will be kept confidential. If a participant fails to sign or to timely return the proxy/ voting instruction card or otherwise timely indicate his or her instructions by telephone or over the Internet, the shares allocated to such participant, together with unallocated shares, will be voted in the same proportion as directed shares are voted.

If you return your signed proxy card or vote by Internet or telephone, your shares will be voted as you indicate. If you do not indicate how your shares are to be voted on a matter, the shares represented by your properly completed proxy/ voting instruction card will be voted “FOR” the nominees for director, “FOR” ratification of the appointment of Ernst & Young LLP, “FOR” the approval of the Company’s 2004 Long-Term Equity Incentive Plan, and “AGAINST” the stockholder proposal.

If your shares are held in a brokerage account in your broker’s name (also known as “street name”), you should follow the voting directions provided by your broker or nominee. You may complete and mail a voting instruction card to your broker or nominee or, if your broker allows, submit voting instructions by Internet or telephone. If you provide specific voting instructions by mail, telephone or Internet, your broker or nominee will vote your shares as you have directed. Please note that shares in the Peabody Energy Corporation Employee Stock Purchase Plan are held in street name by A. G. Edwards, the plan administrator.

Ballots will be passed out during the Annual Meeting to anyone who wants to vote in person at the meeting. If you hold your shares in street name, you must request a confirmation of beneficial ownership from your broker to vote in person at the meeting.

Q:	Can I change my vote?

A:	Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

•	Submitting a valid, later-dated proxy;

•	Submitting a valid, subsequent vote by telephone or the Internet at any time prior to 11:00 P.M. Central Time on May 5, 2004;

•	Notifying the Company’s Secretary in writing that you have revoked your proxy; or

•	Completing a written ballot at the Annual Meeting.

You can revoke your voting instructions with respect to shares held in the Peabody Holding Company, Inc. Employee Retirement Account (or other 401(k) plans sponsored by our subsidiaries) at any time prior to 11:00 P.M. Central Time on May 3, 2004 by timely delivery of a properly executed, later-dated voting instruction card (or an Internet or telephone vote), or by delivering a written revocation of your voting instructions to Vanguard.

Q:	Is my vote confidential?

A:	Yes. All proxies, ballots and vote tabulations that identify how individual stockholders voted will be kept confidential and not be disclosed to the Company’s directors, officers or employees, except in limited circumstances, including:

•	When disclosure is mandated by law;

•	During any contested solicitation of proxies; or

•	When written comments by a stockholder appear on a proxy card or other voting material.

Q:	What will happen if I do not instruct my broker how to vote?

A:	If your shares are held in street name and you do not instruct your broker how to vote, your broker may vote your shares at its discretion on routine matters such as the election of directors or the ratification of independent public accountants.

On non-routine matters, brokers and other nominees cannot vote without instructions from the beneficial owner, resulting in so-called “broker non-votes.” Broker non-votes have the same effect as votes cast against a particular proposal, except for purposes of approving the 2004 Long-Term Equity Incentive Plan under the New York Stock Exchange listing standards. For such approval, broker non-votes will be excluded from the tabulation of votes cast, and therefore will not affect the outcome of the vote (except to the extent such broker non-votes result in a failure to obtain total votes cast on the proposal representing more than 50% in interest of all shares entitled to vote thereon).

Q:	How will my Company stock in the Peabody Holding Company, Inc. Employee Retirement Account or other 401(k) plans sponsored by the Company’s subsidiaries be voted?

A:	Vanguard, as the plan trustee, will vote your shares in accordance with your instructions if you send in a completed proxy/ voting instruction card or vote by telephone or the Internet before 11:00 P.M. Central Time on May 3, 2004. All telephone and Internet voting facilities with respect to plan shares will close at that time. Vanguard will vote allocated shares of Company Common Stock for which it has not received direction, as well as shares not allocated to individual participant accounts, in the same proportion as directed shares are voted.

Q:	How many shares must be present to hold the Annual Meeting?

A:	Holders of a majority of the shares of outstanding Common Stock as of the record date must be represented in person or by proxy at the Annual Meeting in order to conduct business. This is called a quorum. If you vote, your shares will be part of the quorum. Abstentions, “withhold” votes and broker non-votes also will be counted in determining whether a quorum exists, and will have the same effect as votes cast against such proposals, except as described above with respect to the 2004 Long-Term Equity Incentive Plan.

Q:	What vote is required to approve the proposals?

A:	In the election of directors, the four nominees receiving the highest number of “FOR” votes will be elected. All other proposals require the affirmative vote of the holders of at least a majority of the shares represented in person or by proxy at the Annual Meeting. Accordingly, abstentions and broker non-votes will count as votes against such proposals, except for purposes of approving the 2004 Long-Term Equity Incentive Plan under the New York Stock Exchange listing standards. For such approval, broker non-votes will be excluded from the tabulation of votes cast, and therefore will not affect the outcome of the vote (except to the extent such broker non-votes result in a failure to obtain total votes cast on the proposal representing more than 50% in interest of all shares entitled to vote thereon). In order for the 2004 Long-Term Equity Incentive Plan to be approved, the votes on the proposal must be sufficient to meet the approval requirements under both the Company’s by-laws and the rules of the New York Stock Exchange.

Q:	What does it mean if I receive more than one proxy card?

A:	It means that your shares are held in more than one account at the transfer agent and/or with banks or brokers. Please vote all of your shares.

Q:	Who can attend the Annual Meeting?

A:	All Peabody Energy Corporation stockholders as of March 15, 2004 may attend the Annual Meeting.

Q:	What do I need to do to attend the Annual Meeting?

A:	If you are a stockholder of record or a participant in the Peabody Holding Company, Inc. Employee Retirement Account (or other 401(k) plans sponsored by the Company’s subsidiaries), your admission card is attached to your proxy card or voting instruction form. You will need to bring this admission card with you to the Annual Meeting.

If you own shares in street name, you will need to ask your bank or broker for an admission card in the form of a confirmation of beneficial ownership. You will need to bring a confirmation of beneficial ownership with you to vote at the Annual Meeting. If you do not receive your confirmation of beneficial ownership in time, bring your most recent brokerage statement with you to the Annual Meeting. We can use that to verify your ownership of Common Stock and admit you to the meeting; however, you will not be able to vote your shares at the meeting without a confirmation of beneficial ownership.

Q:	Where can I find the voting results of the Annual Meeting?

A:	We plan to announce preliminary voting results at the Annual Meeting and to publish final results in our Quarterly Report on SEC Form 10-Q for the Quarter Ended June 30, 2004.

ELECTION OF DIRECTORS (PROXY ITEM NO. 1)

      In accordance with the terms of the Company’s certificate of incorporation, the Board of Directors is divided into three classes, with each class serving a staggered three-year term. At this year’s Annual Meeting, the terms of current Class III Directors will expire. The terms of Class I Directors and Class II Directors will expire at the Annual Meetings to be held in 2005 and 2006, respectively.

      The Board of Directors has nominated the following individuals for election as Class III Directors with terms expiring in 2007: William A. Coley, Irl F. Engelhardt, William C. Rusnack and Alan H. Washkowitz. Each of the nominees currently is serving as a director of the Company. All nominees have consented to serve for the new term. Should any one or more of the nominees become unavailable for election, your proxy authorizes us to vote for such other persons, if any, as the Board of Directors may recommend.

Class III Director Nominees — Terms Expiring in 2007

      WILLIAM A. COLEY, age 60, has been a director of the Company since March 2004. Mr. Coley served as President of Duke Power, the U.S.-based global energy company, from 1997 until his retirement in February 2003. During his 37-year career at Duke Power, Mr. Coley held various officer level positions in the engineering, operations and senior management areas, including Vice President, Operations (1984-1986), Vice President, Central Division (1986-1988), Senior Vice President, Power Delivery (1988-1990), Senior Vice President, Customer Operations (1990-1991), Executive Vice President, Customer Group (1991-1994) and President, Associated Enterprises Group (1994-1997). Mr. Coley was elected to the board of Duke Power in 1990 and was named President following Duke Power’s acquisition of PanEnergy in 1997. Mr. Coley earned his B.S. in electrical engineering from Georgia Institute of Technology and is a registered professional engineer. He is also a director of CT Communications, Inc., SouthTrust Corporation and British Energy plc.

      IRL F. ENGELHARDT, age 57, has been a director of the Company since 1998. He is Chairman and Chief Executive Officer of the Company, a position he has held since 1998. He served as Chief Executive Officer of a predecessor of the Company from 1990 to 1998. He also served as Chairman of a predecessor of the Company from 1993 to 1998 and as President from 1990 to 1995. Since joining a predecessor of the Company in 1979, he has held various officer level positions in the executive, sales, business development and administrative areas, including Chairman of Peabody Resources Ltd. (Australia) and Chairman of Citizens Power LLC. Mr. Engelhardt also served as Co-Chief Executive Officer and executive director of The Energy Group from February 1997 to May 1998, Chairman of Cornerstone Construction & Materials, Inc. from September 1994 to May 1995 and Chairman of Suburban Propane Company from May 1995 to February 1996. He also served as a director and Group Vice President of Hanson Industries from 1995 to 1996. Mr. Engelhardt is Chairman of the Center for Energy and Economic Development, Co-Chairman of the Coal Based Generation Stakeholders Group and Co-Chairman of the National Mining Association’s Sustainable Development and Health Care Reforms Committees. He has previously served as Chairman of the National Mining Association, the Coal Industry Advisory Board of the International Energy Agency, and the Coal Utilization Research Council. He also serves on the advisory board of U.S. Bank, N.A. (St. Louis).

      WILLIAM C. RUSNACK, age 59, has been a director of the Company since January 2002. Mr. Rusnack is Former President and Chief Executive Officer of Premcor Inc., one of the largest independent oil refiners in the United States. He served as President, Chief Executive Officer and Director of Premcor from 1998 to February 2002. Prior to joining Premcor, Mr. Rusnack was President of ARCO Products Company, the refining and marketing division of Atlantic Richfield Company. During a 31-year career at ARCO, he was also President of ARCO Transportation Company and Vice President of Corporate Planning. He is also a director of Sempra Energy and Flowserve Corporation.

      ALAN H. WASHKOWITZ, age 63, has been a director of the Company since 1998. He is also a Managing Director of Lehman Brothers Inc. (“Lehman Brothers”), an investment banking firm, and part of the firm’s Merchant Banking Group, with responsibility for oversight of Lehman Brothers Merchant Banking Partners II L.P. Mr. Washkowitz joined Kuhn Loeb & Co. in 1968 and became a general partner of Lehman Brothers in 1978 when it acquired Kuhn Loeb & Co. Prior to joining the Merchant Banking Group, he headed

Lehman Brothers’ Financial Restructuring Group. He is also a director of CP Kelco Inc., L-3 Communications Corporation and K&F Industries, Inc.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE CLASS III DIRECTOR NOMINEES NAMED ABOVE.

Class I Directors — Terms Expiring in 2005

      B. R. BROWN, age 71, has been a director of the Company since December 2003. Mr. Brown is the retired Chairman, President and Chief Executive Officer of CONSOL Energy, Inc., a domestic coal and gas producer and energy services provider. He served as Chairman, President and Chief Executive Officer of CONSOL and predecessor companies from 1977 to 1999. He also served as a Senior Vice President of E. I. Du Pont De Nemours & Co., CONSOL’s controlling shareholder, from 1982 to 1992. Before joining CONSOL, Mr. Brown was a Senior Vice President at Conoco. From 1990 to 1995, he also was President and Chief Executive Officer of Remington Arms Co., Inc. Mr. Brown has previously served as Director and Chairman of the Bituminous Coal Operators Association Negotiating Committee, Chairman of the National Mining Association, and Chairman of the Coal Industry Advisory Board of the International Energy Agency. He also was a member of the reorganized Board of Directors of AEI Resources Holding Inc. from May 2002 until February 2003. He is currently a director of Delta Trust & Bank and Remington Arms Co., Inc.

      HENRY GIVENS, JR., PhD, age 71, has been a director of the Company since March 2004. Dr. Givens is President of Harris-Stowe State College in St. Louis, Missouri, a position he has held since 1979. Dr. Givens is actively involved with several civic and charitable boards and has received over one hundred national, state and local awards and recognitions. He earned his baccalaureate degree at Lincoln University in Missouri, his master’s degree at the University of Illinois and his PhD at St. Louis University. Dr. Givens is also a director of The Laclede Group Inc. and serves on the advisory board of U.S. Bank, N.A. (St. Louis).

      JAMES R. SCHLESINGER, PhD, age 75, has been a director of the Company since 2001. He is Chairman of the Board of Trustees of MITRE Corporation, a not-for-profit corporation that provides systems engineering, research and development and information technology support to the government, a position he has held since 1985. Dr. Schlesinger also serves as Senior Advisor and Consultant to Lehman Brothers, a role he has held since 1980, and as Counselor to the Center for Strategic and International Studies. Dr. Schlesinger served as U.S. Secretary of Energy from 1977 to 1979. He also held senior executive positions for three U.S. Presidents, serving as Chairman of the U.S. Atomic Energy Commission from 1971 to 1973, Director of the Central Intelligence Agency in 1973 and Secretary of Defense from 1973 to 1975. Other past positions include Assistant Director of the Office of Management and Budget, Director of Strategic Studies at the Rand Corporation, Associate Professor of Economics at the University of Virginia and consultant to the Federal Reserve Board of Governors. Dr. Schlesinger is also a director of BNFL, Inc., KFx Inc. and Sandia Corporation.

      SANDRA VAN TREASE, age 43, has been a director of the Company since January 2003. Ms. Van Trease is President and Chief Executive Officer of UNICARE, an operating affiliate of WellPoint Health Networks Inc., one of the nation’s largest publicly traded managed care companies. She has held that position since 2002, when her prior employer, RightCHOICE Managed Care, Inc., was acquired by WellPoint. Ms. Van Trease served as President, Chief Financial Officer and Chief Operating Officer of RightCHOICE from 2000 to 2002, and as Executive Vice President, Chief Financial Officer and Chief Operating Officer from 1997 to 2000. Prior to joining RightCHOICE in 1994, she was a Senior Audit Manager with Price Waterhouse LLP. She is a Certified Public Accountant and Certified Management Accountant. Ms. Van Trease also serves on the advisory board of U.S. Bank, N.A. (St. Louis).

Class II Directors — Terms Expiring in 2006

      WILLIAM E. JAMES, age 58, has been a director of the Company since 2001. Since July 2000, Mr. James has been Founding Partner of RockPort Capital Partners LLC, a venture fund specializing in energy and environmental technology and advanced materials. He is also Chairman of RockPort Group, a holding company engaged in international oil trading, banking and communications. Prior to joining RockPort, Mr. James co-founded and served as Chairman and Chief Executive Officer of Citizens Power LLC, a leading power marketer. He also co-founded the non-profit Citizens Energy Corporation and served as the Chairman and Chief Executive Officer of Citizens Corporation, its for-profit subsidiary, from 1987 to 1996. Mr. James periodically provides consulting services to Lehman Brothers on matters unrelated to the Company. He also serves on the Boards of The United Bank for Africa and The Pan African Health Foundation.

      ROBERT B. KARN III, age 62, has been a director of the Company since January 2003. Mr. Karn is a financial consultant and former managing partner in financial and economic consulting with Arthur Andersen LLP in St. Louis. Before retiring from Arthur Andersen in 1998, Mr. Karn served in a variety of accounting, audit and financial roles over a 33-year career, including Managing Partner in charge of the global coal mining practice from 1981 through 1998. He is a Certified Public Accountant and has served as a Panel Arbitrator with the American Arbitration Association. Mr. Karn is also a director of Natural Resource Partners, a coal-oriented master limited partnership that is listed on the New York Stock Exchange.

      HENRY E. LENTZ, age 59, has been a director of the Company since 1998. Mr. Lentz is an Advisory Director of Lehman Brothers. He joined Lehman Brothers in 1971 and became a Managing Director in 1976. He left the firm in 1988 to become Vice Chairman of Wasserstein Perella Group, Inc., an investment banking firm. In 1993, he returned to Lehman Brothers as a Managing Director and served as head of the firm’s worldwide energy practice. In 1996, he joined Lehman Brothers’ Merchant Banking Group as a Principal and in January 2003 became a consultant to the Merchant Banking Group. He assumed his current role with Lehman Brothers effective January 2004. Mr. Lentz is also a director of Rowan Companies, Inc., CARBO Ceramics, Inc. and Antero Resources, Inc.

      BLANCHE M. TOUHILL, PhD, age 72, has been a director of the Company since 2001. Dr. Touhill is Chancellor Emeritus and Professor Emeritus at the University of Missouri — St. Louis. She previously served as Chancellor and Professor of History and Education at the University of Missouri — St. Louis from 1991 through 2002. Prior to her appointment as Chancellor, Dr. Touhill held the positions of Vice Chancellor for Academic Affairs and Interim Chancellor at the University of Missouri — St. Louis. Dr. Touhill also has served on the Boards of Directors of Trans World Airlines and Delta Dental. She holds bachelor’s and doctoral degrees in history and a master’s degree in geography from St. Louis University.

INFORMATION REGARDING BOARD OF DIRECTORS AND COMMITTEES

Director Independence

      As required by the rules of the New York Stock Exchange, the Board of Directors evaluates the independence of its members at least annually, and at other appropriate times (e.g., in connection with a change in employment status or other significant status changes) when a change in circumstances could potentially impact the independence of one or more directors. This process is administered by the Nominating and Corporate Governance Committee, which consists entirely of directors who are independent under applicable New York Stock Exchange rules. After carefully considering all relevant relationships with the Company, the Nominating and Corporate Governance Committee submits its recommendations regarding independence to the full Board, which then makes an affirmative determination with respect to each director.

      Under New York Stock Exchange rules, a director is independent if the Board determines that he or she currently has no direct or indirect material relationship with the Company, and for the last three years:

•	The director has not been an employee of the Company, and no member of the director’s immediate family has served as an executive officer of the Company.

•	Neither the director nor any member of the director’s immediate family has received more than $100,000 per year in direct compensation from the Company (excluding director fees, pensions or deferred compensation for prior service).

•	The director has not been affiliated with or employed by, and no member of the director’s immediate family has been affiliated with or employed in a professional capacity by, the Company’s present or former internal or external auditors.

•	Neither the director nor any member of the director’s immediate family has been employed as an executive officer by any company whose compensation committee includes an executive officer of the Company.

•	The director has not been employed by, and no member of the director’s immediate family has been an executive officer of, any company that makes payments to, or receives payments from, the Company for property or services in annual amounts exceeding the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

      In making this determination, the Nominating and Corporate Governance Committee and the Board broadly consider all relevant facts and circumstances, including (1) the nature of any relationships with the Company, (2) the significance of the relationship to the Company, the other organization and the individual director, (3) whether or not the relationship is solely a business relationship in the ordinary course of the Company’s and the other organization’s businesses and does not afford the director any special benefits, and (4) any commercial, banking, consulting, legal, accounting, charitable and familial relationships.

      In the Company’s case, the issue of independence is affected by the fact that prior to May 2001, Lehman Brothers Merchant Banking Partners II L.P. and affiliated entities (collectively, the “Merchant Banking Fund”) owned in excess of 90% of the Company’s outstanding common stock. Since that time, the Merchant Banking Fund has periodically decreased its interest in the Company by selling shares through registered public offerings. Following the completion of a secondary offering on March 23, 2004, the Merchant Banking Fund owned approximately 3,500 shares of Company Common Stock. In view of the Merchant Banking Fund’s prior ownership levels and its affiliation with Lehman Brothers, special procedures (“Service Review Procedures”) have been put in place whereby the Audit Committee reviews in advance all investment banking and other services provided by Lehman Brothers. Those directors who are affiliated with Lehman Brothers and/or the Merchant Banking Fund do not participate in any decisions or discussions related to these services. During the past year, the Company paid Lehman Brothers an aggregate of approximately $7.4 million for investment banking and related services, which amount represented approximately 35% of the Company’s total investment banking and related fees. While confident that the Service Review Procedures ensure an independent review, the Board also carefully considers the potential impact that these services and fees could have on the perceived independence of its members who are affiliated with the Merchant Banking Fund and/or Lehman Brothers.

      After considering the standards for independence adopted by the New York Stock Exchange and the various other factors described above, the Board of Directors has determined that nine of its current twelve members are independent, including Messrs. Brown, Coley, James, Karn and Rusnack, Drs. Givens, Schlesinger and Touhill, and Ms. Van Trease. In making these determinations, the Board has considered all relevant facts and circumstances, including the relationships set forth below. The Board also has determined that, except as described below, there are no other relationships, whether industrial, banking, consulting, legal, accounting, charitable or familial, which would impair the independence of any of the directors or nominees. None of the directors other than Mr. Engelhardt receives any compensation from the Company other than customary director and committee fees.

      The Board of Directors has determined that B. R. Brown makes valuable contributions and is independent under guidelines established by the New York Stock Exchange. In making this determination, the Board noted that prior to his retirement in 1999 Mr. Brown served on various industry-related committees and other organizations along with Mr. Engelhardt and other members of the Company’s management team during his tenure as Chairman and CEO of CONSOL Energy, a competitor in the coal industry. The Board has concluded that these relationships are not material and do not impair, or appear to impair, Mr. Brown’s independent judgment.

      Upon his election to the Board of Directors in March 2004, the Board determined that Mr. Coley is independent under guidelines established by the New York Stock Exchange. In making this determination, the Board noted Mr. Coley’s role prior to February 2003 as President of Duke Power, a customer of the Company. The Board has determined that this relationship is not material, since Mr. Coley is no longer affiliated with Duke Power and the aggregate value of coal purchases and other commercial transactions between the Company and Duke has been far less than 2% of either company’s consolidated gross revenues during each of the past five years. In addition, Mr. Coley has indicated that he will not participate in any future discussions or deliberations with respect to transactions between the Company and Duke Power. Based on the foregoing, the Board of Directors has determined that this relationship does not impair, or appear to impair, Mr. Coley’s independent judgment.

      The Board of Directors has determined that Irl F. Engelhardt makes valuable contributions as Chairman and Chief Executive Officer of the Company. Under New York Stock Exchange rules, Mr. Engelhardt cannot be deemed independent due to his current position as a Company employee.

      Upon his election to the Board of Directors in March 2004, the Board determined that Dr. Givens is independent under guidelines established by the New York Stock Exchange. In making this determination, the Board noted that the Company contributes $25,000 annually to each of Harris-Stowe State College and the St. Louis Science Center. Dr. Givens is President of Harris-Stowe and he serves on the Board of the Science Center, a St. Louis-based non-profit organization. The Board has concluded that these relationships are not material, since the Company’s annual contributions represent substantially less than 2% of each organization’s total charitable contributions. The Board also noted that Dr. Givens serves on the advisory board of U.S. Bank, N.A. (St. Louis) along with Mr. Engelhardt and Ms. Van Trease. U.S. Bank has various commercial banking relationships with the Company, as described below. Dr. Givens, Ms. Van Trease and Mr. Engelhardt did not solicit these commercial relationships with U.S. Bank, and they were not involved in any related discussions or deliberations. The Board of Directors has concluded that these relationships are not material to the Company and do not impair, or appear to impair, Dr. Givens’ independent judgment.

      The Board of Director has determined that William E. James makes valuable contributions and is independent under guidelines established by the New York Stock Exchange. In making this determination, the Board considered the fact that nearly four years has elapsed since Mr. James served as Chairman of Citizens Power LLC, a former Company subsidiary. The Board also noted Mr. James’ current role as a consultant to Lehman Brothers. The Board has reviewed Mr. James’ annual income from Lehman Brothers and determined that it does not impair his independence relative to the Company. The Board also has determined that Mr. James’ consulting relationship is not related to the Company, and that he has no direct or indirect control over any of the funds affiliated with Lehman Brothers that previously owned Company stock. Finally, the Board has determined that Mr. James receives no direct or indirect benefit from any fees that Lehman Brothers has received for providing investment-banking services to the Company, which constitute substantially less than 2% of Lehman Brothers’ annual consolidated gross revenues. After considering all relevant facts and circumstances, the Board has determined that none of these relationships impairs, or appears to impair, Mr. James’ independent judgment.

      The Board of Directors has determined that Robert B. Karn III makes valuable contributions and is independent under guidelines established by the New York Stock Exchange. In making this determination, the Board considered the fact that Mr. Karn served as a party-appointed arbitrator in a commercial arbitration proceeding involving one of the Company’s subsidiaries from 2000-2002. Mr. Karn received approximately $60,000 in total compensation over a two year period for these services. Mr. Karn is also a director of Natural Resource Partners, a coal-oriented master limited partnership. To date, the Board of Directors has not considered any transactions involving Natural Resource Partners. If any such transactions arise in the future, Mr. Karn has indicated that he will not participate in any related discussions or deliberations. The Board has concluded that these relationships are not material to the Company or Mr. Karn and do not impair, or appear to impair, Mr. Karn’s independent judgment.

      The Board of Directors has determined that Henry E. Lentz makes valuable contributions, but he has not been deemed independent at this time. In making this determination, the Board considered Mr. Lentz’s current role as an Advisory Director of Lehman Brothers. The Board also noted Mr. Lentz’s prior employment (through 2002) as a Managing Director of Lehman Brothers and his former role with Lehman Brothers’ Merchant Banking Group, which manages Lehman Brothers Merchant Banking Partners II, L.P. Mr. Lentz is not involved with Lehman Brothers’ banking activities related to the Company, and the Board of Directors believes he meets all technical requirements for independence established by the New York Stock Exchange. However, out of an abundance of caution and in view of the potential perception issues that could be raised by his employment relationship with Lehman Brothers and the investment banking services it provides to the Company, the Board of Directors has decided not to declare Mr. Lentz independent at this time. The Board of Directors intends to reevaluate Mr. Lentz’s independence at least annually and as circumstances warrant, taking into consideration among other things the Service Review Procedures described above and their potential impact on his perceived independence. Based on subsequent reviews, the Board of Directors could potentially reach a different conclusion regarding Mr. Lentz’s independence in the future.

      The Board of Directors has determined that William C. Rusnack makes valuable contributions and is independent under guidelines established by the New York Stock Exchange. In making this determination, the Board noted that Mr. Rusnack serves on the Board of the St. Louis Science Center, a non-profit organization that receives annual contributions of approximately $25,000 from the Company. The Board has concluded that this relationship is not material, since the Company’s annual contributions represent substantially less than 2% of the Science Center’s total charitable contributions. The Board also noted that Mr. Rusnack serves on the Board of Directors of Sempra Energy, an electric and gas utility. Sempra Energy is not a Company customer. The Board has concluded that these relationships do not impair, or appear to impair, Mr. Rusnack’s independent judgment.

      The Board of Directors has determined that Dr. James R. Schlesinger makes valuable contributions and is independent under guidelines established by the New York Stock Exchange. In making this determination, the Board noted the fact that Dr. Schlesinger has been a consultant to Lehman Brothers since 1980. The Board also noted that Dr. Schlesinger is an investor in Lehman Brothers Capital Partners IV, L.P., a fund that prior to March 23, 2004 owned approximately 1.5 million shares of Company common stock (“Capital Partners IV”). The Board has reviewed Dr. Schlesinger’s annual income from Lehman Brothers, as well as his investment in Capital Partners IV, and determined that neither is significant enough to impair his independence relative to the Company. The Board also has determined that Dr. Schlesinger’s consulting relationship is not related to the Company, and that he has no direct or indirect control over any of the funds affiliated with Lehman Brothers that previously owned Company stock. Finally, the Board has determined that Dr. Schlesinger receives no direct or indirect benefit from any fees that Lehman Brothers has received for providing investment-banking services to the Company, which constitute substantially less than 2% of Lehman Brothers’ annual consolidated gross revenues. After considering all relevant facts and circumstances, the Board has determined that none of these relationships with Lehman Brothers impairs, or appears to impair, Dr. Schlesinger’s independent judgment.

      The Board of Directors has determined that Dr. Blanche M. Touhill makes valuable contributions and is independent under guidelines established by the New York Stock Exchange. In making this determination, the Board noted that the Company contributed approximately $10,000 to the University of Missouri — St. Louis in 2002 during Dr. Touhill’s tenure as Chancellor. The Company also contributed approximately $10,000 to that institution in 2003, following Dr. Touhill’s retirement. The Board has concluded that these relationships are not material and do not impair, or appear to impair, Dr. Touhill’s independent judgment, since the Company’s contributions represent substantially less than 2% of the total annual contributions received by the University of Missouri — St. Louis.

      The Board of Directors has determined that Sandra Van Trease makes valuable contributions and is independent under guidelines established by the New York Stock Exchange. In making this determination, the Board noted that Ms. Van Trease serves on the advisory board of U.S. Bank, N. A. (St. Louis) along with Mr. Engelhardt and Dr. Givens. U.S. Bank provides various commercial banking services to the Company, including equipment leasing and cash management services. U.S. Bank is also a participating lender under the Company’s $900,000,000 revolving credit facility, with commitments totaling $50,000,000. These services are offered to the Company on the same general terms and conditions as other large commercial customers.

Ms. Van Trease, Dr. Givens and Mr. Engelhardt did not solicit these commercial relationships with U.S. Bank, and they were not involved in any related discussions or deliberations. The Board of Directors has concluded that this relationship is not material to the Company and does not impair, or appear to impair, Ms. Van Trease’s independent judgment.

      The Board of Directors has determined that Alan H. Washkowitz makes valuable contributions, but he has not been deemed independent at this time. In making this determination, the Board noted the fact that Mr. Washkowitz is an employee and Managing Director of Lehman Brothers, and part of Lehman Brothers’ Merchant Banking Group, with responsibility for oversight of Lehman Brothers Merchant Banking Partners II L.P. Mr. Washkowitz is not involved with Lehman Brothers’ banking activities related to the Company, and the Board of Directors believes he meets all technical requirements for independence established by the New York Stock Exchange. However, out of an abundance of caution and in view of the potential perception issues that could be raised by his employment relationship with Lehman Brothers and the investment banking services it provides to the Company, the Board of Directors has decided not to declare Mr. Washkowitz independent at this time. The Board of Directors intends to reevaluate Mr. Washkowitz’s independence at least annually and as circumstances warrant, taking into consideration among other things the Service Review Procedures described above and their potential impact on his perceived independence. Based on subsequent reviews, the Board of Directors could potentially reach a different conclusion regarding Mr. Washkowitz’s independence in the future.

      The Board believes that its members have always acted independently and in the best interests of the Company and its stockholders, regardless of any potential perception issues or whether they satisfy the NYSE’s technical independence criteria.

Compensation of Directors

      Directors who are employees of the Company receive no additional pay for serving as directors. Prior to March 23, 2004, directors who were employed by Lehman Brothers also did not receive additional pay for serving as directors. Each director who is not an employee of the Company (a “non-employee director”) is paid an annual cash retainer of $45,000. Committee chairpersons other than the Audit Committee Chair also receive an annual $3,500 cash retainer for committee service. The Audit Committee Chair receives a $10,000 annual cash retainer, and other Audit Committee members receive $5,000 annual cash retainers for committee service. Non-employee directors also receive $1,500 for each day that they attend Board and/or committee meetings. The Company pays the travel and accommodation expenses of directors to attend meetings and other corporate functions.

      Non-employee directors receive options to purchase 1,000 shares of Company Common Stock and a grant of restricted stock valued at $50,000 when they are first elected to the Board of Directors. Non-employee directors also receive annual stock option grants valued at $25,000 (based on Black-Scholes methodology). The shares subject to the restricted stock awards vest after three years if the recipient continues to serve on the Board of Directors. All non-employee director stock options are granted at an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant. These options vest in one-third increments over three years and expire ten years after grant. In the event of a change of control of the Company, any previously unvested options will vest and all restrictions related to the restricted stock awards will lapse.

Board Attendance and Executive Sessions

      The Board of Directors met eleven times in 2003. During that period, each incumbent director attended 75% or more of the aggregate number of meetings of the Board and the committees on which he or she served that were held during his or her tenure as director, and average attendance was 95%. Pursuant to the Company’s Corporate Governance Guidelines, the non-management directors meet in executive session at least quarterly. In addition, if the Board of Directors determines that any non-management directors are not independent under criteria established by the New York Stock Exchange, an executive session comprised solely of independent directors will be held at least once a year. During 2003, the Company’s non-management directors met in executive session six times. The chair of each executive session is selected in advance by non-management directors and is rotated at each meeting so that (i) the same non-management director does not lead two consecutive sessions, and (ii) to the extent practical, each non-management director has an opportunity to serve as chair before repeating the rotational cycle.

Committees of the Board of Directors

      The Board has appointed four standing committees from among its members to assist it in carrying out its obligations. These committees include an Audit Committee, Compensation Committee, Executive Committee and Nominating and Corporate Governance Committee. Each standing committee has adopted a formal charter that describes in more detail its purpose, organizational structure and responsibilities. A copy of each committee charter can be found on the Company’s website (www.peabodyenergy.com) by clicking on “Investor Info,” and then “Corporate Governance.” A description of each committee and its current membership follows:

Compensation Committee

      The members of the Compensation Committee are Robert B. Karn III (Chair) (since January 2004), Blanche M. Touhill and B. R. Brown (since January 2004). Messrs. Washkowitz and Lentz served on the Compensation Committee until January 2004. The Board of Directors has affirmatively determined that, in its judgment, all current members of the Compensation Committee are independent under rules established by the New York Stock Exchange.

      The Compensation Committee met eight times during 2003. Some of the primary responsibilities of the Compensation Committee include the following:

•	To monitor performance and compensation of the Company’s CEO, executive officers and other key employees;

•	To review and recommend compensation policies, plans and programs for the Company’s CEO, executive officers and other key employees;

•	To approve Company-wide salary increase budgets and overall compensation and benefits plan design for Company employees;

•	To administer the Company’s annual and long-term incentive programs;

•	To periodically assess the Company’s director compensation program and, when appropriate, recommend modifications for Board consideration;

•	To review and make recommendations to the Board of Directors with respect to succession planning and management development; and

•	To make regular reports on its activities to the Board of Directors.

      A separate Report of the Compensation Committee on Executive Compensation is set forth on pages 26 through 30 of this Proxy Statement.

Executive Committee

      The members of the Executive Committee are Irl F. Engelhardt (Chair), Henry E. Lentz, William C. Rusnack (since January 2004) and Alan H. Washkowitz. The Executive Committee met thirteen times during 2003.

      When the Board of Directors is not in session, the Executive Committee will have all of the power and authority as delegated by the Board of Directors, except with respect to:

•	Amending the Company’s certificate of incorporation and by-laws;

•	Adopting an agreement of merger or consolidation;

•	Recommending to stockholders the sale, lease or exchange of all or substantially all of the Company’s property and assets;

•	Recommending to stockholders a dissolution of the Company or revocation of any dissolution;

•	Declaring a dividend;

•	Issuing stock; and

•	Appointing members of Board committees.

Nominating and Corporate Governance Committee

      The members of the Nominating and Corporate Governance Committee are Blanche M. Touhill (Chair), Robert B. Karn III (since October 2003) and William C. Rusnack (since October 2003). Messrs. Washkowitz and James and Dr. Schlesinger served on the Nominating and Corporate Governance Committee until October 2003. The Board of Directors has affirmatively determined that, in its judgment, all current members of the Nominating and Corporate Governance Committee are independent under rules established by the New York Stock Exchange.

      The Nominating and Corporate Governance Committee met nine times during 2003. Some of the primary responsibilities of the Nominating and Corporate Governance Committee include the following:

•	To identify, evaluate and recommend qualified candidates for election to the Board of Directors;

•	To advise the Board of Directors on matters related to corporate governance;

•	To assist the Board of Directors in conducting its annual assessment of Board performance;

•	To recommend the structure, composition and responsibilities of other Board committees;

•	To advise the Board of Directors on matters related to corporate social responsibility; and

•	To make regular reports on its activities to the Board of Directors.

Audit Committee

      The members of the Audit Committee are William C. Rusnack (Chair), Robert B. Karn III and Sandra Van Trease. The Board of Directors has affirmatively determined that, in its judgment, each member of the Audit Committee meets all applicable independence standards established by the New York Stock Exchange. The Board of Directors also has determined that each of Messrs. Rusnack and Karn and Ms. Van Trease is an “audit committee financial expert” under rules and regulations adopted by the Securities and Exchange Commission.

      The Audit Committee met nine times during 2003. The Audit Committee’s primary purpose is to provide assistance to the Board of Directors in fulfilling its oversight responsibility with respect to:

•	The quality and integrity of the Company’s financial statements and financial reporting processes;

•	The Company’s systems of internal accounting and financial controls and disclosure controls;

•	The independent auditor’s qualifications and independence;

•	The performance of the Company’s internal audit function and independent auditor; and

•	Compliance with legal and regulatory requirements, and codes of conduct and ethics programs established by management and the Board of Directors.

      Some of the primary responsibilities of the Audit Committee include the following:

•	To appoint the Company’s independent auditor, which shall report directly to the Audit Committee;

•	To approve all audit engagement fees and terms and all permissible non-audit engagements with the Company’s independent auditor;

•	To ensure that the Company maintains an internal audit function and review the appointment of the senior internal audit team and/or provider;

•	To approve the terms of engagement for the internal audit provider;

•	To meet on a regular basis with the Company’s financial management, internal audit management and independent external auditors to review matters relating to the Company’s internal accounting controls, internal audit program, accounting practices and procedures, the scope and procedures of the outside audit, the independence of the external auditors and other matters relating to the Company’s financial condition;

•	To oversee the Company’s financial reporting process and to review in advance the Company’s quarterly reports on Form 10-Q, annual reports on Form 10-K, annual reports to stockholders, proxy materials and earnings press releases;

•	To review the Company’s guidelines and policies with respect to risk assessment and risk management, and to monitor the Company’s major financial risk exposures and steps management has taken to control such exposures; and

•	To make regular reports to the Board of Directors regarding the activities and recommendations of the Audit Committee.

      The Audit Committee has adopted a formal charter that describes in more detail the committee’s purpose, organizational structure and responsibilities. A copy of the Audit Committee charter is attached to this Proxy Statement as Annex B.

REPORT OF THE AUDIT COMMITTEE

      The Audit Committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2003 with management and Ernst & Young LLP, the Company’s independent external auditor (“Ernst & Young”). Management is responsible for the Company’s internal controls, financial reporting processes and financial statements, while Ernst & Young is responsible for conducting its audit in accordance with generally accepted auditing standards and expressing an opinion on the Company’s financial statements in accordance with generally accepted accounting principles.

      The Audit Committee reviewed with Ernst & Young the overall scope and plans for their audit of the Company’s financial statements. The Audit Committee also discussed with Ernst & Young matters relating to the quality and acceptability of the Company’s accounting principles, as applied in its financial reporting processes, as required by Statement of Auditing Standards (SAS) No. 61 and SAS No. 90. In addition, the Audit Committee reviewed and discussed with Ernst & Young the auditor’s independence from management and the Company, as well as the matters included in written disclosures received from Ernst & Young as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. As part of its review, the Audit Committee reviewed fees paid to Ernst & Young and considered whether Ernst & Young’s performance of non-audit services for the Company was compatible with the auditor’s independence.

      Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 for filing with the Securities and Exchange Commission.

MEMBERS OF THE AUDIT COMMITTEE:

WILLIAM C. RUSNACK, CHAIR
ROBERT B. KARN III
SANDRA VAN TREASE

APPOINTMENT OF INDEPENDENT AUDITORS AND FEES

      Ernst & Young LLP served as the Company’s independent auditors for the fiscal year ended December 31, 2003 and has been appointed to serve in that capacity again for fiscal 2004, subject to ratification by the Company’s stockholders (see Item 2 — Approval of Independent Public Accountants on page 32 of this Proxy Statement).

      The following fees were paid to Ernst & Young for services rendered during the Company’s last two fiscal years:

•	Audit Fees: $1,043,000 (for the fiscal year ended December 31, 2003) and $797,000 (for the fiscal year ended December 31, 2002) for professional services rendered for the audit of the Company’s annual financial statements, review of financial statements included in the Company Forms 10-Q and services that are normally provided by Ernst & Young in connection with statutory and regulatory filings or engagements for those fiscal years.

•	Audit-Related Fees: $185,000 (for the fiscal year ended December 31, 2003) and $191,000 (for the fiscal year ended December 31, 2002) for assurance related services for audits of employee benefit plans, due diligence services related to acquisitions or divestitures and consultation services related to proposed or newly released accounting standards.

•	Tax Fees: $551,000 (for the fiscal year ended December 31, 2003) and $813,000 (for the fiscal year ended December 31, 2002) for tax compliance, tax advice and tax planning services.

•	All Other Fees: $0 (for the fiscal year ended December 31, 2003) and $142,000 (for the fiscal year ended December 31, 2002). Other services in 2002 related to internal audit and arbitration support services incurred prior to the release of the new rules and regulations governing such services.

      Under procedures established by the Board of Directors, the Audit Committee is required to pre-approve all audit and non-audit services performed by the Company’s independent auditor to ensure that the provisions of such services do not impair the auditor’s independence. The Audit Committee may delegate its pre-approval authority to one or more of its members, but not to management. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. A copy of the Audit Committee’s pre-approval procedures is set forth in Annex B to this Proxy Statement, following the Audit Committee Charter and Responsibilities Checklist.

      Each fiscal year, the Audit Committee reviews with management and the independent auditor the types of services that are likely to be required throughout the year. Those services are comprised of four categories, including audit services, audit-related services, tax services and all other permissible services. At that time, the Audit Committee pre-approves a list of specific services that may be provided within each of these categories, and sets fee limits for each specific service or project. Management is then authorized to engage the independent auditor to perform the pre-approved services as needed throughout the year, subject to providing the Audit Committee with regular updates. The Audit Committee reviews all billings submitted by the independent auditor on a regular basis to ensure that their services do not exceed pre-defined limits. The Audit Committee must review and approve in advance, on a case-by-case basis, all other projects, services and fees to be performed by or paid to the independent auditor. The Audit Committee also must approve in advance any fees for pre-approved services that exceed the pre-established limits, as described above.

      Under Company policy and/or applicable rules and regulations, since April 2003 the independent auditor is prohibited from providing the following types of services to the Company: (1) bookkeeping or other services related to the Company’s accounting records or financial statements, (2) financial information systems design and implementation, (3) appraisal or valuation services, fairness opinions or contribution-in-kind reports, (4) actuarial services, (5) internal audit outsourcing services, (6) management functions, (7) human resources, (8) broker-dealer, investment advisor or investment banking services, (9) legal services, and (10) expert services unrelated to audit.

      During the fiscal year ended December 31, 2003, 76% of the services described under the headings “Audit-Related Fees,” “Tax Fees” and “All Other Fees” were approved by the Audit Committee pursuant to the procedures described above, which were adopted by the Board of Directors effective April 15, 2003. Fees incurred prior to that date, while not subject to these procedures, were also reviewed and approved by the Audit Committee upon adoption of the procedures noted above.

CORPORATE GOVERNANCE MATTERS

      Good corporate governance has been a priority at Peabody Energy for many years — long before the recent public focus on corporate reforms. For a decade, our Statement of Mission and Principles has been displayed in our conference rooms to help guide difficult decision-making. Our managers annually commit to the Company’s Code of Business Conduct and Ethics. Even before our initial public offering, we issued an annual report and our Chief Executive Officer and Chief Financial Officer signed off on the financial statements.

      During the past two years, our Board of Directors has performed an exhaustive review of our corporate governance policies and practices in light of:

•	The Company’s 2001 initial public offering;

•	Subsequent reductions in ownership by a majority stockholder;

•	The provisions of the Sarbanes-Oxley Act of 2002, the new and proposed rules of the Securities and Exchange Commission and the New York Stock Exchange’s new governance standards; and

•	Practices suggested by various authorities in corporate governance and those of other public companies.

      Based on this review, the Board of Directors has adopted a number of enhancements to the Company’s policies and practices, including the following:

•	The Board has greatly expanded the representation of independent directors and increased the financial skills and industry experience of its members;

•	The Board has adopted a set of Corporate Governance Guidelines to provide clear corporate governance policies;

•	The Board has amended and restated the charters of its standing committees to clearly establish their respective roles and responsibilities;

•	The Audit, Compensation, and Nominating and Corporate Governance Committees have been realigned to ensure that each member is independent under New York Stock Exchange rules;

•	The Company maintains a clear Code of Business Conduct and Ethics (including a financial code of ethics) applicable to directors, officers and employees;

•	The Company has established a procedure for receipt and treatment of anonymous and confidential complaints or concerns regarding audit or accounting matters; and

•	The Audit Committee must pre-approve all audit and non-audit services performed by the Company’s independent auditor to ensure that such services do not impair the auditor’s independence.

      The Nominating and Corporate Governance Committee of the Board of Directors is responsible for reviewing the Corporate Governance Guidelines from time to time and reporting and making recommendations to the Board concerning corporate governance matters. Among the matters addressed by the Corporate Governance Guidelines are the following:

•	At least a majority of the Company’s directors must meet the criteria for independence established by the New York Stock Exchange;

•	The non-management members of the Board of Directors are required to meet at least quarterly in executive session, without management;

•	The Compensation Committee regularly evaluates the Company’s management succession and development plan and reports its findings and recommendations to the Board at least annually;

•	Directors have full and free access to the Company’s officers and employees;

•	The Board and each committee has the power to hire independent legal, financial and other advisors without consulting or obtaining the advance approval of any officer;

•	Each director participates in a director orientation program shortly after his or her election, and is encouraged to periodically pursue, at the Company’s expense, appropriate continuing education programs; and

•	The Board and its committees conduct annual performance reviews to evaluate whether they are functioning effectively and to determine what actions, if any, could improve their performance. The Board and each committee completed their most recent performance evaluations in March 2004.

      The Company maintains a Corporate Governance webpage which includes additional information about these and other important corporate governance initiatives. The Corporate Governance webpage can be found on the Internet at www.peabodyenergy.com, by clicking on “Investor Info,” and then “Corporate Governance.” The Corporate Governance webpage includes a copy of the Company’s Code of Business Conduct and Ethics, which applies to the Company’s Chief Executive Officer, Chief Financial Officer, Controller and other Company personnel.

Stockholder Communications with the Board of Directors

      The Board of Directors has adopted the following procedures for stockholders and other interested persons to send communications to the Board, individual directors and/or Committee Chairs (collectively, “Stockholder Communications”):

      Stockholders and other interested persons seeking to communicate with the Board should submit their written comments to the Chairman, Peabody Energy Corporation, 701 Market Street, St. Louis, MO 63101. The Chairman will forward such Stockholder Communications to each Board member (excluding routine advertisements and business solicitations, as instructed by the Board), and provide a report on the disposition of matters stated in such communications at the next regular meeting of the Board of Directors. If a Stockholder Communication (excluding routine advertisements and business solicitations) is addressed to a specific individual director or Committee Chair, the Chairman will forward that communication to the named director, and will discuss with that director whether the full Board and/or one of its committees should address the subject matter.

      If a Stockholder Communication raises concerns about the ethical conduct of management or the Company, it should be sent directly to the Company’s Vice President — Legal Services at 701 Market Street, St. Louis, Missouri 63101. The Vice President — Legal Services will promptly forward a copy of such Stockholder Communication to the Chairman of the Audit Committee and, if appropriate, the Chairman of the Board, and take such actions as they authorize to ensure that the subject matter is addressed by the appropriate Board committee, management and/or the full Board.

      If a stockholder or other interested person seeks to communicate exclusively with the Company’s non-management directors, such Stockholder Communications should be sent directly to the Corporate Secretary who will forward any such communications directly to the Chair of the Nominating and Corporate Governance Committee. The Corporate Secretary will first consult with and receive the approval of the Chair of the Nominating and Corporate Governance Committee before disclosing or otherwise discussing the communication with members of management or directors who are members of management.

      At the direction of the Board, the Company reserves the right to screen all materials sent to its directors for potential security risks and/or harassment purposes.

      Stockholders also have an opportunity to communicate with the Board of Directors at the Company’s Annual Meeting of Stockholders. Pursuant to Board policy, each director is expected to attend the Annual Meeting in person and be available to address questions or concerns raised by stockholders, subject to occasional excused absences due to illness or unavoidable conflicts. Ten of the Company’s then incumbent eleven directors attended the last Annual Meeting of Stockholders in May 2003.

Overview of Director Nominating Process

      The Board of Directors believes that one of its primary goals is to advise management on strategy and to monitor the Company’s performance. The Board also believes that the best way to accomplish this goal is by choosing directors who possess a diversity of experience, knowledge and skills that are particularly relevant and helpful to the Company. As such, current Board members possess a wide array of skills and experience in the coal industry, related energy industries and other important areas, including finance and accounting, operations, environmental management, education, governmental affairs and administration, and healthcare. When evaluating potential members, the Board seeks to enlist the services of candidates who possess the highest ethical standards, and a combination of skills and experience which the Board determines are the most appropriate at that time to meet its objectives. The Board believes all candidates should be committed to creating value over the long-term and to serving the best interests of the Company and all of its stockholders.

      The Nominating and Corporate Governance Committee (“Committee”) is responsible for identifying, evaluating and recommending qualified candidates for election to the Board of Directors. The Committee will consider director candidates submitted by stockholders. Any stockholder wishing to submit a candidate for consideration should send the following information to the Corporate Secretary, Peabody Energy Corporation, 701 Market Street, St. Louis, Missouri 63101:

•	Stockholder’s name, number of shares owned, length of period held, and proof of ownership;

•	Name, age and address of candidate;

•	A detailed resume describing among other things the candidate’s educational background, occupation, employment history, and material outside commitments (e.g., memberships on other boards and committees, charitable foundations, etc.);

•	A supporting statement which describes the candidate’s reasons for seeking election to the Board of Directors, and documents his/her ability to satisfy the director qualifications described below;

•	A description of any arrangements or understandings between the stockholder and the candidate;

•	A signed statement from the candidate, confirming his/her willingness to serve on the Board of Directors.

      The Corporate Secretary will promptly forward such materials to the Committee Chair and the Chairman of the Board. The Corporate Secretary also will maintain copies of such materials for future reference by the Committee when filling Board positions.

      Stockholders may submit potential director candidates at any time pursuant to these procedures. The Committee will consider such candidates if a vacancy arises or if the Board decides to expand its membership, and at such other times as the Committee deems necessary or appropriate. Separate procedures apply if a stockholder wishes to nominate a director candidate at the 2005 Annual Meeting. Those procedures are described below under the heading “Information About Stockholder Proposals.”

      Pursuant to its charter, the Committee must review with the Board of Directors, at least annually, the requisite qualifications, independence, skills and characteristics of Board candidates, members and the Board as a whole. When assessing potential new directors, the Committee considers individuals from various and diverse backgrounds. While the selection of qualified directors is a complex and subjective process that requires consideration of many intangible factors, the Committee believes that candidates should generally meet the following criteria:

•	Candidates should possess broad training, experience and a successful track record at senior policy-making levels in business, government, education, technology, accounting, law, consulting and/or administration.

•	Candidates should possess the highest personal and professional ethics, integrity and values. Candidates also should be committed to representing the long-term interests of the Company and all of its stockholders.

•	Candidates should have an inquisitive and objective perspective, strength of character and the mature judgment essential to effective decision-making.

•	Candidates need to possess expertise that is useful to the Company and complementary to the background and experience of other Board members.

•	Candidates need to be willing to devote sufficient time to Board and Committee activities and to enhance their knowledge of the Company’s business, operations and industry.

      The Committee is willing to consider candidates submitted by a variety of sources (including, without limit, incumbent directors, stockholders, Company management and third party search firms) when reviewing candidates to fill vacancies and/or expand the Board. If a vacancy arises or the Board decides to expand its membership, the Committee generally asks each director to submit a list of potential candidates for consideration. The Committee then evaluates each potential candidate’s educational background, employment history, outside commitments and other relevant factors to determine whether he/she is potentially qualified to serve on the Board. At that time, the Committee also will consider potential nominees submitted by stockholders in accordance with the procedures described above. The Committee seeks to identify and recruit the best available candidates, and it intends to evaluate qualified stockholder nominees on the same basis as those submitted by Board members or other sources.

      After completing this process, the Committee will determine whether one or more candidates are sufficiently qualified to warrant further investigation. If the process yields one or more desirable candidates, the Committee will rank them by order of preference, depending on their respective qualifications and the Company’s needs. The Committee Chair, or another director designated by the Committee Chair, will then contact the preferred candidate(s) to evaluate their potential interest and to set up interviews with members of the Committee. All such interviews are held in person, and include only the candidate and the independent Committee members. Based upon interview results and appropriate background checks, the Committee then decides whether it will recommend the candidate’s nomination to the full Board.

      The Committee believes this process has consistently produced highly qualified, independent Board members to date. However, the Committee may choose, from time to time, to use additional resources (including independent third party search firms) after determining that such resources could enhance a particular director search. The Committee has not used third party firms in connection with prior searches.

      Dr. Henry Givens, Jr. and William A. Coley were first elected to the Board in March 2004. Those candidates were recommended to the Committee by non-management directors.

OWNERSHIP OF COMPANY SECURITIES

      Unless otherwise noted, the following table sets forth information as of March 1, 2004 with respect to persons or entities who are known to beneficially own more than 5% of the Company’s outstanding Common Stock, each director, each executive officer named in the Summary Compensation Table below, and all directors and executive officers as a group.

Beneficial Owners of More Than Five Percent, Directors and Management

(as of March 1, 2004)

	Amount and Nature
	of Beneficial		Percent of
Name and Address of Beneficial Owner	Ownership(1)(2)		Class(3)

Lehman Brothers Merchant Banking Partners II L.P. and affiliates	10,267,169	(5)	18.7	%(5)
c/o Lehman Brothers Holdings Inc. 745 Seventh Avenue, 25th Floor New York, New York 10019
FMR Corp. (Fidelity Management & Research Company)	4,379,143		8.0%
B. R. Brown	1,334		*
William A. Coley	—	(6)	*
Irl F. Engelhardt	648,540		1.2%
Henry Givens, Jr.	—	(6)	*
William E. James(4)	30,046		*
Robert B. Karn III	2,962		*
Henry E. Lentz(4)	—		*
Richard A. Navarre	82,636		*
Fredrick D. Palmer	31,403		*
William C. Rusnack	3,174		*
James R. Schlesinger(4)	3,178		*
Blanche M. Touhill	3,178		*
Sandra Van Trease	4,162		*
Roger B. Walcott, Jr.	114,312		*
Alan H. Washkowitz(4)	—		*
Richard M. Whiting	144,249		*
All directors and executive officers as a group (20 people)	1,673,293		3.0%

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. Unless otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned.

(2)	Includes shares issuable pursuant to stock options exercisable within 60 days after March 1, 2004, as follows: Mr. Engelhardt, 433,837; Mr. Navarre, 26,296; Mr. Palmer, 29,131; Mr. Walcott, 39,844; Mr. Whiting, 81,346; Mr. James, 28,166; Mr. Karn, 334; Mr. Rusnack, 1,266; Dr. Schlesinger, 1,266; Dr. Touhill, 1,266; Ms. Van Trease, 334; and all directors and executive officers as a group, 1,045,240. Also includes shares of restricted stock that remain unvested as of March 1, 2004 as follows: Mr. Brown, 1,334; Mr. James, 1,880; Mr. Karn, 1,828; Mr. Rusnack, 1,908; Dr. Schlesinger, 1,912; Dr. Touhill, 1,912; Ms. Van Trease, 1,828; and all directors and executive officers as a group, 22,602.

(3)	Asterisk (*) indicates that the applicable person owns less than one percent of the outstanding shares.

(4)	Messrs. James and Schlesinger are consultants of Lehman Brothers. Mr. Washkowitz is a Managing Director of Lehman Brothers and part of Lehman Brothers Merchant Banking Group. Mr. Lentz is an

Advisory Director of Lehman Brothers. Messrs. James, Lentz, Schlesinger and Washkowitz disclaim beneficial ownership of the shares held or controlled by these entities or their affiliates.

(5)	On March 23, 2004, Lehman Brothers Merchant Banking Partners II L.P. and affiliates sold these shares in a public secondary offering.

(6)	On March 22, 2004, William A. Coley and Dr. Henry Givens each received 1,131 restricted shares of Company Common Stock upon election to the Board of Directors.

Section 16(a) Beneficial Ownership Reporting Compliance

      The Company’s executive officers and directors and persons beneficially holding more than ten percent of the Company’s Common Stock are required under the Securities Exchange Act of 1934 to file reports of ownership and changes in ownership of Company Common Stock with the Securities and Exchange Commission and the New York Stock Exchange. The Company files these reports of ownership and changes in ownership on behalf of its executive officers and directors. During the fiscal year ended December 31, 2003, the Company inadvertently made one late filing on behalf of each of the following officers when reporting their annual stock option grants in January 2003: Ian Craig, Irl Engelhardt, Sharon Fiehler, Jeffery Klinger, Richard Navarre, Jiri Nemec, Fredrick Palmer, Richard Whiting, Roger Walcott and John Wasik. To the best of the Company’s knowledge, based solely on its review of the copies of such reports furnished to the Company during the fiscal year ending December 31, 2003, and written representations from certain reporting persons that no additional reports were required, all other required reports were timely filed.

EXECUTIVE COMPENSATION

      The following table summarizes the annual and long-term compensation paid to the Chief Executive Officer and the four other most highly compensated executive officers of the Company for their service to the Company during the periods indicated.

Summary Compensation Table

				Long-Term Compensation

		Annual Compensation		Restricted	Securities
	Fiscal			Stock	Underlying	LTIP	All Other
	Period	Salary	Bonus	Awards	Options	Payments	Compensation
Name and Principal Position	Ended(1)	($)	($)(2)	(#)	(#)(3)	($)(4)	($)(5)

Irl F. Engelhardt	12/31/03	875,000	1,500,000	—	41,110	594,484	94,693
Chairman, Chief Executive	12/31/02	739,583	280,000	—	40,488	—	69,673
Officer and Director	12/31/01	543,750	1,270,895	—	38,839	—	63,227
	3/31/01	700,000	1,050,000	—	64,019	—	56,434
Richard M. Whiting	12/31/03	462,200	410,136	—	15,074	232,331	48,467
Executive Vice President —	12/31/02	432,500	70,400	—	15,823	—	39,389
Sales, Marketing and Trading	12/31/01	318,750	412,590	—	15,179	—	35,628
	3/31/01	400,000	600,000	—	22,696	—	31,630
Richard A. Navarre	12/31/03	432,438	420,000	—	14,560	164,004	44,000
Executive Vice President and	12/31/02	323,542	119,000	—	11,169	—	28,737
Chief Financial Officer	12/31/01	225,000	451,520	—	10,714	—	23,720
	3/31/01	250,000	406,250	—	55,084	—	19,615

				Long-Term Compensation

		Annual Compensation		Restricted	Securities
	Fiscal			Stock	Underlying	LTIP	All Other
	Period	Salary	Bonus	Awards	Options	Payments	Compensation
Name and Principal Position	Ended(1)	($)	($)(2)	(#)	(#)(3)	($)(4)	($)(5)

Roger B. Walcott, Jr.	12/31/03	421,225	374,000	—	14,217	218,672	43,040
Executive Vice President —	12/31/02	407,500	80,000	—	14,892	—	37,094
Corporate Development	12/31/01	300,000	490,720	—	14,286	—	32,465
	3/31/01	350,000	525,000	—	22,696	—	27,530
Fredrick D. Palmer(6)	12/31/03	364,500	320,000	—	12,333	191,321	28,383
Executive Vice President —	12/31/02	355,000	57,600	—	13,031	—	24,074
Legal and External Affairs	12/31/01	262,500	343,980	—	12,500	—	18,731
	3/31/01	49,135	43,225	—	63,000	—	1,879

(1)	Due to a change in the Company’s fiscal year-end, amounts shown for the period ended December 31, 2001 relate to the nine-month fiscal period ended December 31, 2001.

(2)	Amounts for the nine months ended December 31, 2001 include special bonuses paid with respect to the Company’s initial public offering and prorated annual incentive bonuses paid for the nine-month period.

(3)	Represents number of shares of Common Stock underlying options.

(4)	Long-term performance awards earned in fiscal year 2003 were based on achievement of performance objectives for the period May 22, 2001 to December 31, 2003.

(5)	Includes annual matching contributions and performance contributions to qualified and non-qualified savings and investment plans on behalf of the named executives in the following amounts: Mr. Engelhardt, $90,500; Mr. Whiting, $47,732; Mr. Navarre, $43,541; Mr. Walcott, $42,372; and Mr. Palmer, $26,760. All remaining amounts are for group term life insurance.

(6)	Mr. Palmer was employed by the Company effective February 12, 2001.

      The following table sets forth information concerning the grant of stock options to each of the Company’s executive officers listed on the Summary Compensation Table above during the fiscal year ended December 31, 2003. The exercise price for all options granted is equal to the fair market value of the Company’s Common Stock on the date of grant.

Option Grants in Last Fiscal Year

	Individual Grants
					Potential Realizable
	Number of	Percent of			Value at Assumed
	Securities	Options			Annual Rates of Stock
	Underlying	Granted to			Price Appreciation for
	Options	Employees	Exercise or		Option Term
	Granted	in Fiscal	Base Price	Expiration
Name	(#)(1)	Year	($/share)	Date	5%(2)($)	10%(2)($)

Irl F. Engelhardt	41,110	4.3%	29.19	1/02/13	754,674	1,912,492
Richard M. Whiting	15,074	1.6%	29.19	1/02/13	276,720	701,263
Richard A. Navarre	14,560	1.5%	29.19	1/02/13	267,284	677,351
Roger B. Walcott, Jr.	14,217	1.5%	29.19	1/02/13	260,988	661,394
Fredrick D. Palmer	12,333	1.3%	29.19	1/02/13	226,402	573,748

(1)	Other material terms of these options are described under the caption “Stock Options” in the Report of the Compensation Committee below.

(2)	The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the SEC, and therefore are not intended to forecast possible future appreciation, if any, of the Company’s

Common Stock price. The dollar amounts reflect an assumed annualized growth rate, as indicated, in the market value of the Company’s Common Stock from the date of grant to the end of the option term.

      The following table sets forth information concerning the exercise of stock options by the executive officers listed on the Summary Compensation Table above, and the number and value of securities underlying unexercised options held by such executive officers as of December 31, 2003.

Aggregated Option Exercises in Last Fiscal Year

and Fiscal Year-End Option Values(1)

			Number of Securities
			Underlying Unexercised		Value of Unexercised
	Shares		Options at		In-The-Money Options
	Acquired		Fiscal Year-End		at Fiscal Year-End
	on	Value
	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Name	(#)	($)	(#)	(#)	($)	($)

Irl F. Engelhardt	85,000	1,559,158	406,637	392,616	10,625,349	9,636,213
Richard M. Whiting	110,000	2,055,412	71,047	139,484	1,743,071	3,398,088
Richard A. Navarre	140,000	2,671,348	17,719	122,670	341,126	3,004,113
Roger B. Walcott, Jr.	150,000	2,759,990	30,141	137,709	633,495	3,374,066
Fredrick D. Palmer	34,000	615,589	20,677	46,187	398,114	916,361

(1)	Values are calculated based on the closing price of Peabody Energy Corporation Common Stock on December 31, 2003 (i.e., $41.71 per share) less the applicable exercise price.

      The following table sets forth information concerning the grant of performance units to each of the Company’s executive officers listed on the Summary Compensation Table above during the fiscal year ended December 31, 2003. The performance period with respect to such awards is January 2, 2003 through December 31, 2005.

Long-Term Incentive Plans —

Awards in Last Fiscal Year

	Number of Shares,	Performance or Other
	Units or Other	Period Until
Name	Rights(#)(1)	Maturation or Payout

Irl F. Engelhardt	43,828	1/2/03 - 12/31/05
Richard M. Whiting	8,035	1/2/03 - 12/31/05
Richard A. Navarre	7,761	1/2/03 - 12/31/05
Roger B. Walcott, Jr.	7,579	1/2/03 - 12/31/05
Fredrick D. Palmer	6,574	1/2/03 - 12/31/05

(1)	The material terms of these performance units are described under the caption “Performance Units” in the Report of the Compensation Committee below.

Equity Compensation Plan Information

      The following table below provides information regarding our equity compensation plans as of December 31, 2003:

Number of Securities
	(a)		Remaining Available for
	Number of Securities		Future Issuance Under
	to be Issued Upon	Weighted-average	Equity Compensation
	Exercise of Outstanding	Exercise Price of	Plans (Excluding
	Options, Warrants	Outstanding Options,	Securities Reflected in
Plan Category	and Rights	Warrants and Rights	Column (a))

Equity compensation plans approved by security holders	4,386,843	$20.88	1,068,670
Equity compensation plans not approved by security holders	—	—	—

Total	4,386,843	$20.88	1,068,670

Pension Benefits

      The Company’s Salaried Employees Retirement Plan, or pension plan, is a “defined benefit” plan. The pension plan provides a monthly annuity to salaried employees when they retire. A salaried employee must have at least five years of service to be vested in the pension plan. A full benefit is available to a retiree at age 62. A retiree can begin receiving a benefit as early as age 55; however, a 4% reduction factor applies for each year a retiree receives a benefit prior to age 62.

      An individual’s retirement benefit under the pension plan is equal to the sum of (1) 1.112% of the highest average monthly earnings over 60 consecutive months up to the “covered compensation limit” multiplied by the employee’s years of service, not to exceed 35 years, and (2) 1.5% of the average monthly earnings over 60 consecutive months over the “covered compensation limit” multiplied by the employee’s years of service, not to exceed 35 years.

      The Company announced in February 1999 that the pension plan would be phased out beginning January 1, 2001. Certain transition benefits were introduced based on the age and service of the employee at December 31, 2000: (1) employees age 50 or older will continue to accrue service at 100%; (2) employees between the ages of 45 and 49 or under age 45 with 20 years or more of service will accrue service at the rate of 50% for each year of service worked after December 31, 2000; and (3) employees under age 45 with less than 20 years of service will have their pension benefits frozen. In all cases, final average earnings for retirement purposes will be capped at December 31, 2000 levels.

      The estimated annual pension benefits payable upon retirement at age 62, the normal retirement age, for the Chief Executive Officer and the other eligible named executive officers are as follows:

Irl F. Engelhardt	$490,008
Richard M. Whiting	264,786
Richard A. Navarre	37,993
Roger B. Walcott, Jr.	24,663
Fredrick D. Palmer	—

      The Company has one supplemental defined benefit retirement plan that provides retirement benefits to executives whose pay exceeds legislative limits for qualified defined benefit plans.

Employment Agreements

      The Company has entered into employment agreements with each of the named executive officers and with certain other key executives. The Chief Executive Officer’s and the Chief Operating Officer’s employment agreements provide for three-year terms that extend day-to-day so that there are at all times remaining terms of three years. Following a termination without cause or resignation for good reason, the Chief Executive Officer and the Chief Operating Officer are each entitled to a payment in substantially equal installments equal to three years’ base salary and three times the higher of (1) the target annual bonus for the year of termination or (2) the average of the actual annual bonuses paid in the three prior years. The Chief Executive Officer and Chief Operating Officer are each also entitled to a one-time prorated bonus for the year of termination (based on the Company’s actual performance multiplied by a fraction, the numerator of which is the number of business days the Executive was employed during the year of termination, and the denominator of which is the total number of business days during that year), payable when bonuses, if any, are paid to other executives. The Chief Executive Officer and Chief Operating Officer will also receive qualified and nonqualified retirement, life insurance, medical and other benefits for three years. In addition to the aforementioned, following a termination without cause or resignation for good reason (as defined in the employment agreement), the Chief Operating Officer will be paid a lump sum of $800,000 if the termination occurs on or after age 52. If the Chief Operating Officer terminates for any reason on or after age 55 or dies or becomes disabled, the lump sum of $800,000 will also be paid. The Chief Operating Officer, upon termination without cause, resignation for good reason, death, disability, or termination for any reason after the earlier of (1) reaching age 55 or (2) five years after being named the Chief Executive Officer (if applicable) is entitled to deferred compensation payable in cash in one of the following amounts: if termination occurs (a) prior to age 55, the greater of (i) the cash equivalent of the fair market value of 20,000 shares of Company common stock on October 1, 2003 plus interest or (ii) an amount equal to the fair market value of 20,000 shares on the date of termination; (b) on or after age 55 but prior to age 62, the greater of (i) the amount referenced in (a) on the date of termination, (ii) $1.6 million, reduced by .333% for each month that termination occurs before reaching age 62, or (iii) the fair market value of 20,000 shares on the date of termination; (c) on or after age 62, the greater of the amount referenced in (b) on the date of termination or $1.6 million. If the Chief Operating Officer terminates for any other reason and it is prior to the earlier of (1) reaching age 55 or (2) five years after being named the Chief Executive Officer (if applicable), the deferred compensation amount is forfeited.

      Other executives’ employment agreements have either one-year or two-year terms which extend day-to-day so that there is at all times a remaining term of one or two years, respectively. The other key executives are entitled to the following benefits, payable in equal installments over one or two years: (1) one or two times base salary and (2) one or two times the higher of (A) the target annual bonus or (B) the average of the actual annual bonuses paid in the three prior years. In addition, the other executives are entitled to (1) a one-time prorated bonus for the year of termination (based on the Company’s actual performance multiplied by a fraction, the numerator of which is the number of business days the executive officer was employed during the year of termination, and the denominator of which is the total number of business days during that year), payable when bonuses, if any, are paid to the Company’s other executives, and (2) qualified and nonqualified pension, life insurance, medical and other benefits for the one or two-year period, as applicable, following termination.

      Under all executives’ employment agreements, the Company is not obligated to provide any benefits under tax qualified plans that are not permitted by the terms of each plan or by applicable law or that could jeopardize the plan’s tax status. Continuing benefit coverage will terminate to the extent an executive is offered or obtains comparable coverage from any other employer. The employment agreements provide for confidentiality during and following employment, and include a noncompetition and nonsolicitation agreement that is effective during and for one year following employment. If an executive breaches any of his or her confidentiality, noncompetition or nonsolicitation agreements, the executive will forfeit any unpaid amounts or benefits. To the extent that excise taxes are incurred by an executive as a result of “excess parachute payments,” as defined by IRS regulations, the Company will pay additional amounts up to $13 million, in the aggregate, so that executives would be in the same financial position as if the excise taxes were not incurred.

      In 2003, to ensure continued succession planning of key executives, the Company entered into retention agreements with both the Chief Financial Officer and the Executive Vice President — Sales, Marketing and Trading. If the Chief Financial Officer remains employed by the Company through August 28, 2005 and meets applicable performance goals as determined by the Chief Executive Officer, a bonus equal to one time his then base salary will be paid. Following a termination without cause or resignation for good reason, the Chief Financial Officer is entitled to the full retention bonus as of the date of such termination. If employment is terminated as a result of death or Disability (as defined in the Employment Agreement), prior to August 29, 2005, the Chief Financial Officer (or beneficiary) will be entitled to receive a prorated payment (equal to the retention bonus multiplied by a fraction, the numerator, which is the number of full calendar months that will have elapsed during the period beginning August 29, 2003 and ending on the date of termination of employment, and the denominator, which is 24). If employment ends for any reason other than for the above-mentioned reasons prior to August 29, 2005, or if the Chief Financial Officer fails to meet the established performance goals during the retention period, the retention bonus will be forfeited.

      If the Executive Vice President — Sales, Marketing and Trading remains employed by the Company through August 31, 2005 and meets applicable performance goals, as determined by the Chief Executive Officer, he will receive a retention bonus equal to the lesser of (A) the current annual base salary plus the higher of the actual incentive earned in the 2003 or 2004 fiscal years or (B) $1.2 million less certain offsets attributable to pay increases received during the retention period. If employment with the Company is terminated before September 1, 2005, either by the Executive for Good Reason or by the Company without Cause, the Executive will be entitled to receive the retention bonus as of the date of such termination; provided that such retention bonus will be equal to $1,200,000 less certain offsets attributable to pay increases received during the retention period. If employment is terminated before September 1, 2005, as a result of death or Disability (as defined in the Employment Agreement), the Executive (or beneficiary) will be entitled to receive, as of the date of such termination, a prorated payment, as calculated under termination for Good Reason (as described above), (multiplied by a fraction the numerator of which is the number of calendar days that will have elapsed during the period beginning September 1, 2003, and ending on the date of termination, and the denominator of which is 731). If employment ends for any reason other than for the above-mentioned reasons prior to September 1, 2005, or if the Executive fails to meet the established performance goals during the retention period, the retention bonus will be forfeited.

Report of the Compensation Committee

      The Compensation Committee is comprised entirely of independent directors and has the responsibility for reviewing and approving changes to the Company’s executive compensation policies and programs. The Compensation Committee also approves all compensation payments to the Chief Executive Officer and the other named executive officers, including annual and long-term incentive awards. In addition, the Compensation Committee approves Company-wide salary increase budgets and overall compensation and benefit plans, administers the Company’s annual and long-term incentive plans and periodically assesses the Company’s director compensation program.

Compensation Philosophy

      The fundamental objective of the Company’s executive compensation program is to attract, retain and motivate key executives to enhance long-term profitability and stockholder value.

      The Company’s compensation program is based on the following policies and objectives:

•	Programs will have a clear link to stockholder value.

•	Programs will be designed to support achievement of the Company’s business objectives.

•	Total compensation opportunities will be established at levels which are competitive with marketplace practices and other pertinent criteria, taking into account such factors as executive performance, level of experience and retention value.

•	Variable incentive pay will constitute a significant portion of each executive’s compensation.

•	Incentive pay will be designed to:

•	Reflect company-wide, business unit and individual performance, based on each individual’s position and level; and

•	Incorporate “absolute” (internal) and “relative” (external) performance measures.

•	Programs will be communicated so that participants understand how their decisions affect business results and their compensation.

      With these policies and objectives in mind, the Compensation Committee has designed a pay structure for the named executive officers that incorporates three key components: base salary, annual incentive compensation, and long-term incentive compensation consisting of stock options and performance units.

Compensation Program Competitiveness Study

      The Compensation Committee commissioned an in-depth compensation analysis conducted by an independent third party in June 2003 to determine whether the Company’s executive compensation programs were consistent with those of other publicly held companies of similar size and in a similar industry. The results of this study confirmed that the Company’s executive compensation programs are consistent with those of other publicly held companies of similar size and in a similar industry, including, but not limited to, those companies that comprise the “Custom Composite Index” component of the “Stock Performance Graph” included in the Company’s 2004 Proxy Statement. The Compensation Committee will continue to periodically review the Company’s executive compensation programs to ensure that such programs remain competitive and continue to meet their objectives.

Annual Base Salary

      Based upon the above-referenced study, the Compensation Committee reviewed the base salaries of the Company’s executive officers to ensure competitiveness in the marketplace. The Compensation Committee will continue to review the base salaries of the named executive officers to ensure salaries continue to reflect marketplace practices and take into account performance, experience and retention value.

Annual Incentive Plan

      The Company’s annual incentive compensation plan provides opportunities for key executives to earn annual cash incentive payments tied to the successful achievement of pre-established objectives.

      All annual incentive plan participants are assigned threshold, target and maximum incentive percentages. If performance does not meet the threshold level, no incentive is earned. At threshold levels, the incentive that can be earned generally equals 50% of the target incentive. The target incentive represents the level of compensation that is considered to be required to stay competitive with the desired pay position in the market. Target incentive payments generally are received for achieving budgeted financial goals and meeting personal performance goals. Maximum incentive payments generally are received when financial goals and performance goals are significantly exceeded. A participant’s annual incentive opportunity is based upon his or her level of participation in the incentive plan. The incentive opportunity increases based upon an executive’s potential to affect operations or profitability.

      Awards for corporate employees, including the Chief Executive Officer, are based on achievement of corporate and individual performance goals. Awards to operating employees are based on achievement of a combination of corporate, business unit and individual performance goals. Achievement of corporate performance is determined by comparing the Company’s actual performance against objective goals, and achievement of personal goals is determined by evaluating a combination of both objective and subjective performance measures. All goals are established by the Compensation Committee at the beginning of each calendar year. In 2003, the performance measures for the named executive officers included Adjusted EBITDA, return on invested capital (ROIC) and individual performance.

      All award payments to the named executive officers are subject to the review and approval of the Compensation Committee. In addition, the Chief Executive Officer’s award payment is subject to the review and approval of the independent members of the Board of Directors.

2003 Incentive Payments

      For the fiscal year ended December 31, 2003, the Company awarded annual incentive payments to the Chief Executive Officer and the other four named executive officers, as reflected in the bonus column of the Summary Compensation Table. Other eligible executives were paid under the same annual incentive plan. Annual incentive payouts for 2003 were based on the Company’s achievement of goals for Adjusted EBITDA, ROIC and individual performance. The cash awards are intended to link executive performance, annual performance measures and long-term stockholder value.

Long-Term Incentives

      The Compensation Committee has determined that a long-term incentive opportunity will be made available to each of the Company’s named executive officers through annual awards of stock options and performance units. The targeted value of these awards generally is split equally between stock options and performance units and ranges from 100% to 225% of base salary for each of the named executive officers. The Compensation Committee intends that these long-term incentive opportunities be competitive and based on actual Company performance.

Stock Options

      The Company’s stock option program is a long-term plan designed to create a direct link between executive compensation and increased stockholder value. The targeted value of annual option awards to the named executive officers ranges from 50% to 112.5% of base salary as described above, but awards can deviate from these guidelines at the discretion of the Compensation Committee. The Company uses a Black-Scholes valuation model to establish the value of its stock option grants. The grants are currently made in the form of nonqualified stock options.

      All stock options are granted at an exercise price equal to the closing price of the Company’s Common Stock on the date of grant. Stock options generally vest in one-third increments over a period of three years; however, options will immediately vest upon a change of control of the Company or upon an employee’s death, disability or a recapitalization event. Options expire ten years from the date of grant.

Performance Units

      Certain key executives are eligible to receive long-term incentive awards in the form of performance units. The targeted value of performance unit awards to the named executive officers ranges from 50% to 112.5% of base salary as described above, but awards can deviate from these guidelines at the discretion of the Compensation Committee. Performance units awarded in 2003 will be payable in cash, if earned. For units awarded in 2003, the value of the performance units is tied to the relative performance of the Company’s Common Stock. The percentage of the performance units earned is based on the Company’s total stockholder return (TSR) over a period beginning January 2, 2003 and ending December 31, 2005 relative to both an industry comparator group (the Industry Peer Group) and the S&P Industrial Index. TSR measures cumulative stock price appreciation plus dividends. The Industry Peer Group generally is perceived to be subject to similar market conditions and investor reactions as the Company. For this reason, the Industry Peer Group is weighted at 75% while the S&P Industrial Index is weighted at 25%.

      Performance payout formulas are as follows:

•	Threshold payouts (equal to 50% of the value of the performance units) begin for TSR performance at the 40th percentile of the Industry Peer Group or the 35th percentile of the S&P Industrial Index.

•	Target payouts (equal to 100% of the value of the performance units) are based on performance at the 55th percentile of the Industry Peer Group and 50th percentile of the S&P Industrial Index.

•	Maximum payouts (equal to 200% of the value of the performance units) are based on performance at the 80th percentile of the Industry Peer Group and the 75th percentile of the S&P Industrial Index.

•	No payments will be made if TSR is negative and performance is below the 50th percentile of the Industry Peer Group. Also, the maximum payout cannot exceed 150% of the value of the performance units if TSR is negative and performance is above the 50th percentile of the Industry Peer Group.

      Performance units are issued at a price that equals the average closing price of the Company’s Common Stock during the four weeks of trading immediately following the date of grant. TSR for the Company at the end of the cycle is based on the average closing price during the last four weeks of trading in the performance cycle. Units vest over, and are payable subject to the achievement of performance goals at the conclusion of, the measurement period. Upon a change of control of the Company, a recapitalization event or the executive’s death, disability, retirement or termination without cause, payments by the Company will be paid in proportion to the number of vested performance units based upon the TSR performance as of the date the event occurs.

Other Plans

      The Company maintains a Deferred Compensation Plan pursuant to which certain executives can defer base, annual incentive and any cash-based long-term incentive compensation. The Company also maintains a defined contribution retirement plan, a defined benefit retirement plan (although the plan is being phased out) and other benefit plans for its employees. Executives participate in these plans on the same terms as other eligible employees, subject to any legal limits on the amount that may be contributed by or paid to executives under the plans. In addition, the Company maintains one excess defined benefit retirement plan and one excess defined contribution plan that provides retirement benefits to executives whose pay exceeds legislative limits for qualified benefit plans.

Policy on Deductibility of Compensation Expenses

      Pursuant to Section 162(m) under the Internal Revenue Code, certain compensation paid to executive officers in excess of $1 million is not tax deductible, except to the extent such excess constitutes performance-based compensation. Prior to May 2005, the limit on deductibility will not apply to plans in existence prior to the Company’s initial public offering in 2001. The Committee considers its primary goal to design compensation strategies that further the best interests of the Company and its stockholders. However, when the Section 162(m) exemption expires, to the extent they are not inconsistent with that goal, the Committee will attempt to use compensation policies and programs that preserve the tax deductibility of compensation expenses.

Compensation of the Chief Executive Officer

      Mr. Engelhardt’s base salary is $950,000. A review of competitive market data conducted in June 2003 supports the competitiveness of this salary.

      For the fiscal year ended December 31, 2003, Mr. Engelhardt’s maximum incentive opportunity under the Company’s annual incentive compensation plan was 175% of his base salary, or $1,662,500. The maximum incentive opportunity for the other named executive officers was 150% of their base salary. Based on Company and individual performance for the fiscal year ended December 31, 2003, Mr. Engelhardt was awarded a bonus payout equal to 158% of his current annual base salary, or $1,500,000. The full Board of Directors evaluated Mr. Engelhardt’s performance during 2003, and the evaluation was a major consideration in setting the amount of his annual incentive compensation plan award. The Compensation Committee and the independent members and other non-management members of the Board of Directors approved Mr. Engelhardt’s salary and bonus.

      During the fiscal year ended December 31, 2003, Mr. Engelhardt also received long-term incentive awards consisting of stock options and performance units. These awards were made in accordance with the Compensation Committee’s long-term incentive guidelines described above. The specific terms of such awards are outlined in this report under the captions “Long Term Incentives,” “Stock Options” and “Performance Units,” and in the compensation tables above.

MEMBERS OF THE COMPENSATION COMMITTEE:

ROBERT B. KARN III (CHAIR)
B. R. BROWN
BLANCHE M. TOUHILL, PhD.
H.E. LENTZ (prior to January 2004)
ALAN H. WASHKOWITZ (prior to January 2004)

Compensation Committee Interlocks and Insider Participation

      Messrs. Brown and Karn and Dr. Touhill currently serve on the Compensation Committee. Messrs. Brown and Karn joined the Compensation Committee effective January 2004. Prior to that time, Messrs. Lentz and Washkowitz also served as members of the Compensation Committee. None of these current or former committee members is employed by the Company. Messrs. Lentz and Washkowitz are employed by or consultants to Lehman Brothers, whose affiliates previously owned 19% of the Company’s outstanding Common Stock. On March 23, 2004, Lehman Brothers and affiliates sold all but 3,500 of their remaining shares of Company Common Stock in a secondary public offering. During the fiscal year ended December 31, 2003, Lehman Brothers engaged in certain transactions with the Company as described under the caption “Related Party Transactions” below. In 2003, the Board of Directors instituted procedures requiring the Audit Committee, which is comprised of nonaffiliated and independent members, to approve the use of Lehman Brothers (or its affiliates) for any services.

RELATED PARTY TRANSACTIONS

Transactions With Affiliates of Lehman Brothers

      Prior to March 23, 2004, the Merchant Banking Fund owned approximately 19% of the Company’s outstanding Common Stock. Messrs. Lentz and Washkowitz and Dr. Schlesinger, each being one of the Company’s directors, are investors in certain funds that comprise the Merchant Banking Fund. Mr. Lentz is an Advisory Director of, Dr. Schlesinger is a consultant to, and Mr. Washkowitz is a Managing Director of, Lehman Brothers.

      In connection with our debt refinancing, Lehman Brothers served as joint lead arranger and Lehman Commercial Paper Inc. served as syndication agent in connection with the Company’s $1,050,000,000 senior secured credit facility, which closed in March 2003. Lehman Brothers also served as joint book-running manager in connection with the Company’s issuance of 6 7/8% Senior Notes due 2013, which closed in March 2003. Lehman Brothers also served as the dealer manager in connection with a tender offer for the Company’s outstanding 8 7/8% senior notes due 2008 and 9 5/8% senior subordinated notes due 2008. Lehman Brothers received total fees of $7.4 million in connection with the refinancing; such fees were consistent with the fees paid to other parties to the refinancing for their respective services.

      In May 2003 the Company entered into four $25.0 million fixed to floating interest rate swaps as a hedge of the changes in fair value of the 6.875% Senior Notes due 2013. Lehman Brothers was chosen as one of the swap counterparties as part of a competitive bidding process among eight financial institutions.

      In May 2003 and July 2003, Lehman Brothers served as lead underwriter in connection with two separate public offerings of Company common stock by the Merchant Banking Fund and certain other selling stockholders. Lehman Brothers received customary fees, plus reimbursement of certain expenses, for those services.

      In December 2003, Lehman Brothers served as lead underwriter in connection with the Company’s sale in a public offering of limited partner interests in Penn Virginia Resource Partners, L.P. Lehman Brothers received customary fees, plus reimbursement of certain expenses, for those services.

      In March 2004, Lehman Brothers served as joint book-running manager in connection with the public offering of 8,825,000 shares of common stock by the Company (including the exercised overallotment option) and an additional 10,267,169 shares by the Merchant Banking Fund. Lehman Brothers received customary fees, plus reimbursement of certain expenses, for those services.

      In March 2004, Lehman Brothers served as the sole underwriter in connection with the Company’s sale in a public offering of limited partner interests in Penn Virginia Resource Partners, L.P. Lehman Brothers received customary fees, plus reimbursement of certain expenses, for those services.

Transactions With Management

      During the fiscal years ended March 31, 1999, 2000 and 2001, some of the Company’s executive officers and 18 other employees purchased or were granted shares of Class B Common Stock under the 1998 Stock Purchase and Option Plan for Key Employees. All such Class B shares subsequently converted into Company Common Stock on a one-for-one basis at the time of the Company’s initial public offering. In connection with these purchases and grants, the Company, affiliates of Lehman Brothers and the executives who received Class B Common Stock entered into stockholders agreements providing for certain rights relating to the registration of their shares in connection with certain sales of Company capital stock by affiliates of Lehman Brothers. The stockholders agreements provide the investors with the right to register and sell their unregistered stock in the event the Company conducts certain types of registered offerings.

      In conjunction with the purchases and grants of Class B Common Stock, the executive officers and employees executed term notes. The term notes related to the grants were due on May 19, 2003 and the term notes executed for purchases are due on February 1, 2006. All of the named executive officers have repaid their loans, and one executive officer’s note is outstanding as of March 1, 2004. All of the term notes bear interest at an applicable U.S. federal rate used by the Internal Revenue Service for loans to employees, and the maturity of the notes accelerate upon the occurrence of certain events, including six months following any termination of employment or disposition of the stock.

      The following table sets forth certain information regarding the term notes for the Company’s executive officers with aggregate indebtedness in excess of $60,000, since January 1, 2003.

		Largest Aggregate Indebtedness
	Outstanding Indebtedness	During Fiscal Year Ended
Name	at March 1, 2004	December 31, 2003

Irl F. Engelhardt	$—	$669,061
Roger B. Walcott, Jr.	—	$161,766
Richard M. Whiting	—	$159,366

STOCK PERFORMANCE GRAPH

      The following performance graph compares the cumulative total return to stockholders on the Company’s Common Stock with the cumulative total return of two indices: (1) Standard & Poor’s MidCap 400 Index, and (2) a peer group comprised of Arch Coal, Inc., Massey Energy Company, Consol Energy, Inc. and Westmoreland Coal Co. The graph assumes that the value of the investment in Company Common Stock and each index was $100 at May 21, 2001, the date of the Company’s initial public offering. The graph also assumes that all dividends were reinvested and that investments were held through December 31, 2003. These indices are included for comparative purposes only and do not necessarily reflect management’s opinion that such indices are an appropriate measure of the relative performance of the stock involved, and are not intended to forecast or be indicative of possible future performance of the Common Stock.

CUMULATIVE TOTAL RETURN

Based upon an initial investment of $100 on May 21, 2001
with dividends reinvested

	5/01	6/01	9/01	12/01	3/02	6/02	9/02	12/02	3/03	6/03	9/03	12/03

Peabody Energy	$100	$117	$86	$101	$105	$103	$93	$107	$102	$124	$116	$155

S&P MidCap 400 Index	$100	$95	$79	$94	$100	$91	$76	$80	$76	$90	$96	$108

Custom Composite Index	$100	$67	$50	$65	$63	$54	$34	$46	$44	$58	$53	$76

Copyright (C) 2004, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved.

     In accordance with the rules of the SEC, the information contained in (i) the Report of Compensation Committee beginning on page 26, (ii) the Report of the Audit Committee beginning on page 14 and (iii) the Stock Performance Graph above, shall not be deemed to be “soliciting material,” or to be “filed” with the SEC or subject to the SEC’s Regulation 14A, or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

APPROVAL OF INDEPENDENT PUBLIC ACCOUNTANTS

(PROXY ITEM NO. 2)

      Action will be taken with respect to the approval of the Company’s independent accountants for the fiscal year ended December 31, 2004. The Board of Directors has, upon the recommendation of the Audit Committee, appointed Ernst & Young LLP, subject to approval of the Company’s stockholders. While the Audit Committee is responsible for the appointment, compensation, retention, termination and oversight of the independent auditor, the Audit Committee and the Company’s Board are requesting, as a matter of policy, that the stockholders ratify the appointment of Ernst & Young LLP as the Company’s principal independent auditor. The Audit Committee is not required to take any action as a result of the outcome of the vote on this proposal. However, if the Company’s stockholders do not ratify the appointment, the Audit Committee may investigate the reasons for stockholder rejection and may consider whether to retain Ernst & Young LLP or to appoint another independent auditor. Furthermore, even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditor at any time during the year if it determines that such a change would be in the best interests of the Company and the Company’s stockholders.

      Representatives of Ernst & Young LLP are expected to be present at the meeting. Such representatives will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions by stockholders. For additional information regarding the Company’s relationship with Ernst & Young, please refer to “Appointment of Independent Auditors and Fees” and “Report of the Audit Committee” on pages 14 through 16 of this Proxy Statement.

      The Board of Directors unanimously recommends a vote “FOR” Item 2, which approves the appointment of Ernst & Young LLP as the Company’s independent public accountants for the fiscal year ended December 31, 2004.

APPROVAL OF THE PEABODY ENERGY CORPORATION

2004 LONG-TERM EQUITY INCENTIVE PLAN
(PROXY ITEM NO. 3)

      The Company’s Board of Directors has adopted, and proposes that the Company’s stockholders approve, the 2004 Long-Term Equity Incentive Plan (the “Plan”). The purpose of the Plan is to encourage Company officers and key employees to acquire shares of the Company’s common stock (the “Common Stock”) or to receive monetary payments based on the value of the Company’s Common Stock or based upon achieving certain goals on a basis mutually advantageous to these individuals and the Company and provide an incentive for these individuals to contribute to the success of the Company and align their interests with the interests of the Company’s stockholders.

      The Board unanimously recommends that the Company’s stockholders vote “FOR” Item 3, to approve the Company’s 2004 Long-Term Equity Incentive Plan.

Terms of the Plan

      The following brief summary of certain features of the Plan is qualified in its entirety by reference to the full text of the Plan, a copy of which is attached to this Proxy Statement as Annex A.

Administration

      The Plan will be administered by the Board or the Compensation Committee of the Board, as the Board will determine (the “Administrator”). The Administrator will have sole discretion over determining persons eligible to participate in the Plan and the terms of awards issued under the Plan. Subject to the provisions of the Plan, the Administrator will have the exclusive authority to interpret and administer the Plan, to establish rules relating to the Plan, to delegate some or all of its authority under the Plan and to take all other actions in connection with the Plan and benefits granted under the Plan as the Administrator may deem necessary or advisable.

Shares Reserved Under the Plan

      Subject to adjustments for changes in capital stock, an aggregate number of 3,500,000 shares of Common Stock will be available for issuance under the Plan, although only a maximum of 400,000 shares of Common Stock (or units) may be issued to any individual in any one calendar year. Shares of Common Stock underlying expired, canceled or forfeited awards shall be added back into the number of shares available for issuance under the Plan (“Plan Maximum”). When the delivery of shares of Common stock to the Company is used by a participant to pay for the exercise price of stock options, the Plan Maximum will be reduced by the net (rather than the gross) number of shares of Common Stock issued pursuant to such exercise. In the event of a stock dividend, stock split, recapitalization, combination or exchange of shares, sale of all or substantially all of the assets of the Company, reorganization, rights offering, partial or complete liquidation or other event having an effect similar to any of the foregoing, the Administrator may make appropriate substitutions or adjustments to the (1) number and kind of shares that may be delivered under the Plan; (2) additional maximums imposed in the Plan; (3) number and kind of shares subject to outstanding awards; (4) exercise price of outstanding stock options and SARs; or (5) other terms of awards as it deems appropriate to equitably reflect such event.

Participants

      The persons eligible to participate in the Plan are officers and key employees of the Company or any subsidiary of the Company. The approximate number of eligible participants as of the effective date of the Plan are 12 executive officers and 160 key employees. The Administrator shall consider the factors it deems pertinent in selecting participants and in determining the type and amount of their respective awards.

Types of Awards

      The Plan is a flexible plan that provides the Administrator broad discretion to fashion the terms of awards to provide eligible recipients with such stock-based and performance-related incentives as the Administrator deems appropriate. The Plan permits the issuance of awards in a variety of forms, including (1) stock appreciation rights (“SARs”); (2) restricted stock; (3) incentive stock options; (4) nonqualified stock options; (5) stock units; and (6) performance awards.

Stock Appreciation Rights

      A SAR is a right to receive all or a portion of the difference between the fair market value of a share of Common Stock at the time of exercise of the SAR and the exercise price of the SAR established by the Administrator, subject to the terms and conditions set forth in a SAR agreement. A SAR may be exercised (i) in lieu of the exercise of an option, (ii) in conjunction with the exercise of an option, (iii) upon lapse of an option, (iv) independently of an option, or (v) in connection with a previously awarded option under the Plan. The Administrator shall establish, at the time of grant, a maximum amount payable upon exercise of a SAR along with other conditions on the exercise of a SAR. A SAR will be exercisable not later than 10 years after the date it is granted and will expire in accordance with the terms established by the Administrator.

Restricted Stock

      Shares of Common Stock may be issued or transferred under the Plan at a purchase price less than fair market value on the date of issuance or transfer, or as a bonus subject to the terms of a restricted stock agreement (“Restricted Stock”). For Restricted Stock issued or transferred under the Plan, the Administrator will determine the purchase price, if any, the restricted period, the restrictions themselves (including, without limitation, restrictions on sale or disposition, reacquisition rights of the Company, forfeiture or vesting requirements) and how the Restricted Stock is to be delivered. Unless otherwise provided by the Administrator, the participant shall be entitled to the dividends paid with respect to the Restricted Stock during the restricted period. The participant shall also be entitled to vote the Restricted Stock during the restricted period.

Incentive Stock Options

      Incentive stock options (“ISOs”) meet the requirements of Section 422 of the Code (as defined below). The exercise period for any ISO granted under the Plan will be determined by the Administrator, provided that no ISO may be exercisable more than 10 years after the date such ISO is granted or 5 years from the date of grant in the case of an ISO granted to a 10% or more stockholder of the Company. The exercise price for ISOs granted under the Plan will be determined by the Administrator, provided that the option price per share may not be less than the fair market value per share on the date the ISO is granted. For an option intended to qualify as an ISO that is to be granted to a party that is a 10% or more stockholder of the Company, the exercise price per share may not be less than 110% of the fair market value per share of the Common Stock on the grant date. The exercise price of an ISO may be paid in cash or, in the Administrator’s discretion, (i) by delivering Common Stock already owned by the participant for a period of 6 months prior to such payment,

(ii) unless prohibited by law, by using shares of Common Stock that would otherwise have been received by the participant upon exercise of the option or (iii) by a combination of any of the foregoing (subject to restrictions provided in the option agreement).

Non-qualified Stock Options

      Non-qualified stock options (“NQSOs”) are stock options to purchase Common Stock that do not qualify as ISOs. NQSOs are issued at exercise prices determined by the Administrator and are subject to the terms of an option agreement, provided that the exercise price of a NQSO must not be less than 100% of the fair market value of the underlying shares of Common Stock on the date the NQSO is granted. Like ISOs, the exercise price for NQSOs may be paid in cash or, in the Administrator’s discretion, (i) by delivering Common Stock already owned by the participant for a period of 6 months prior to such payment, (ii) unless prohibited by law, by using shares of Common Stock that would otherwise have been received by the participant upon exercise of the option or (iii) by a combination of any of the foregoing (subject to restrictions provided in the option agreement).

Stock Units

      Stock Units represent the right to receive shares of Common Stock from the Company at a designated time in the future, subject to terms and conditions as may be set forth in a stock unit agreement. The recipient generally does not attain the rights of a stockholder until receipt of the shares. The Administrator may provide for payments in cash, or adjustment in the number of stock units, equivalent to the dividends the recipient would have received if the recipient had been the owner of shares of Common Stock instead of the stock units.

Performance Awards

      The Administrator is authorized to condition any type of award or cash payment on the performance of the Company utilizing business criteria or other measures of the Company’s performance it deems appropriate. The Administrator may utilize one or more of the following business criteria for the Company in establishing the performance goals for a performance award: (1) total stockholder return; (2) total stockholder return as compared to total return (on a comparable basis) of a publicly-available index or peer group; (3) net income; (4) pre-tax earnings; (5) earnings before interest expense, taxes, depreciation and amortization (EBITDA); (6) pre-tax operating earnings after interest expense and before bonuses, service fees and extraordinary or special items; (7) operating margin; (8) earnings per share; (9) return on equity; (10) return on capital; (11) return on investment; (12) operating income; (13) earnings per share; (14) working capital; (15) total revenues; and (16) value creation measures.

Merger, Consolidation, Acquisition or Reorganization

      The Board, on the terms and conditions as it may deem appropriate, may authorize the issuance of awards or the assumption of benefits in connection with any merger, consolidation, acquisition of property or stock, or reorganization.

Nontransferability

      Awards granted under the Plan may not be transferred other than by will or the laws of descent and distribution, except that NQSOs may be transferred, without consideration, to a Permitted Transferee (as defined in the Plan).

Duration

      Unless the Plan is discontinued earlier by the Board of Directors, no award shall be granted on or after January 26, 2014.

Amendments; Prohibitions

      Unless stockholder approval is required by law, agreement, or any applicable listing standards, the Board may amend, alter or discontinue the Plan, other than any amendment, alteration or discontinuation that would impair the rights of a recipient of an award under the Plan, without the recipient’s consent (except an amendment made to avoid an expense charge to the Company or to permit the Company to take a deduction in compliance with the Code). In addition, neither the Board nor the Administrator will be permitted to (i) amend an option to reduce its exercise price, (ii) cancel an option and regrant an option with a lower exercise price than the original exercise price of the cancelled option, or (iii) take any other action (whether in the form of an amendment, cancellation or replacement grant) that has the effect of repricing an option.

Awards

      No determination has been made with respect to persons who may be granted awards under the Plan. The last sales price of the Common Stock of the Company on the New York Stock Exchange on March 22, 2004 was $44.22 per share.

Federal Income Tax Consequences

      The following is a brief summary of the U.S. federal income tax consequences associated with stock options, stock appreciation rights, stock awards and other awards granted under the Plan. This summary is not intended to be exhaustive and does not describe state, local or foreign tax consequences.

Stock Appreciation Rights

Participant

      Generally, a participant receiving a stock appreciation right does not realize any taxable income for Federal income tax purposes at the time of grant. Upon the exercise of a stock appreciation right, the participant will generally recognize ordinary income in an amount equal to the amount of cash or the fair market value of the Common Stock distributed to the participant. The participant will have a capital gain (or loss) upon a subsequent sale of shares of common stock received in an amount equal to the sale price reduced by the fair market value of the shares of common stock on the date the stock appreciation right was exercised. The holding period for purposes of determining whether the capital gain (or loss) is a long-term or short-term capital gain (or loss) will generally commence on the date the stock appreciation right is exercised.

The Company

      The Company generally will be entitled to a tax deduction in the same amount and in the same year in which the participant recognizes ordinary income resulting from the exercise of stock appreciation rights.

Stock Awards

Participant

      Generally, a participant receiving a stock award will recognize taxable income at the time of grant of a stock award of unrestricted shares. The taxable income will be equal to the excess of the fair market value of the unrestricted shares on the grant date over any amount the participant pays for the unrestricted shares. Generally, a participant will not recognize taxable income at the time of grant of a stock award of restricted shares. However, a participant may make an election under section 83(b) of the Code (Section 83(b)) to be taxed at the time of the stock award. If a participant does not elect under Section 83(b) to recognize income at the time of the stock award, the participant will recognize taxable income at the time of vesting. The taxable income will be equal to the excess of the fair market value of the restricted shares at the time the shares vest over any amount the participant paid for the restricted shares. A participant may elect under Section 83(b) to include as ordinary income in the year of the stock award an amount equal to the excess of the fair market value of the shares on the transfer date over any purchase price paid for the shares. The fair market value of the shares will be determined as if the shares were not subject to forfeiture. If a participant makes the

Section 83(b) election, the participant will not recognize any additional income when the shares vest. Any appreciation in the value of the restricted shares after the award is not taxed as compensation, but instead as a capital gain when the restricted shares are sold or transferred. If the participant makes a Section 83(b) election and the restricted shares are later forfeited, the participant is not entitled to a tax deduction or a refund of the tax already paid. The Section 83(b) election must be filed with the IRS within 30 days following the date the shares are awarded to a participant. The 83(b) election generally is not revocable and cannot be made after the 30-day period has expired. Dividends received on restricted shares subject to a Section 83(b) election are taxed as dividends instead of compensation.

The Company

      The Company generally will be entitled to an income tax deduction equal to the amount of ordinary income a participant recognizes in connection with a stock award. The deduction will generally be allowed for the taxable year in which the participant recognizes such ordinary income.

Incentive Stock Options

Participant

      Generally, a participant will not realize any taxable income for Federal income tax purposes at the time an ISO is granted. Upon exercise of the ISO, the participant will generally incur no income tax liability (other than pursuant to the alternative minimum tax, if applicable), unless the participant has left the Company’s employ more than three months before exercising the option. If the participant transfers shares of Common Stock received upon the exercise of an incentive stock option within a period of two years from the date of grant of such incentive stock option or one year from the date of receipt of the shares of common stock (the “Holding Period”), then, in general, the participant will have taxable ordinary income in the year in which the transfer occurs in an amount equal to the excess of the fair market value on the date of exercise over the exercise price. However, if the sale price is less than the fair market value of such shares on the date of exercise, the ordinary income will not be more than the difference between the sale price and the exercise price. The participant will have long-term or short-term capital gain (or loss) in an amount equal to the amount by which the amount received for such common stock exceeds (or is less than) the participant’s tax basis in the common stock as increased by the amount of any ordinary income recognized as a result of the disqualifying disposition, if any. If the participant transfers the shares of common stock after the expiration of the Holding Period, he or she will recognize capital gain (or loss) equal to the difference between the sale price and the exercise price.

      If a participant who exercises an incentive stock option pays the option exercise price by tendering shares of Common Stock, such participant will generally incur no income tax liability (other than pursuant to the alternative minimum tax, if applicable), provided any Holding Period requirement for the tendered shares is met. If the tendered stock was subject to the Holding Period requirement when tendered (i.e., had not been held for the entire Holding Period), payment of the exercise price with such stock constitutes a disqualifying disposition. If the participant pays the exercise price by tendering Common Stock and the participant receives back a larger number of shares, under proposed Treasury regulations, the participant’s basis in the number of shares of newly acquired stock equal to the number of shares delivered as payment of the exercise price will have a tax basis equal to that of the shares originally tendered, increased, if applicable, by an amount included in the participant’s gross income as compensation. The additional newly acquired shares upon exercise of the option will have a tax basis of zero. All stock acquired upon exercise will be subject to the Holding Period requirement, including the number of shares equal to the number tendered to pay the exercise price. Any disqualifying disposition will be deemed to be a disposition of stock with the lowest basis.

The Company

      The Company will not be entitled to a tax deduction upon grant, exercise or subsequent transfer of shares of common stock acquired upon exercise of an incentive stock option, provided that the participant holds the shares received upon the exercise of such option for the Holding Period. If the participant transfers the common stock acquired upon the exercise of an incentive stock option prior to the end of the Holding Period, the Company will generally be entitled to a deduction at the time the participant recognizes ordinary income in an amount equal to the amount of ordinary income recognized by such participant as a result of such transfer.

Nonqualified Stock Options

Participant

      Generally, a participant receiving a nonqualified stock option does not realize any taxable income for federal income tax purposes at the time of grant. Upon exercise of such option, the excess of the fair market value of the shares of common stock subject to the nonqualified stock option on the date of exercise over the exercise price will generally be taxable to the participant as ordinary income. The participant will have a capital gain (or loss) upon the subsequent sale of the shares of common stock received upon exercise of the option in an amount equal to the sale price reduced by the fair market value of the shares of common stock on the date the option was exercised. The holding period for purposes of determining whether the capital gain (or loss) is a long-term or short-term capital gain (or loss) will generally commence on the date the nonqualified stock option is exercised.

      If the participant who exercises a nonqualified stock option pays the exercise price by tendering shares of Common Stock of the Company and receives back a larger number of shares, the participant will realize taxable income in an amount equal to the fair market value of the additional shares received on the date of exercise, less any cash paid in addition to the shares tendered. Upon a subsequent sale of the Common Stock, the number of shares equal to number delivered as payment of the exercise price will have a tax-basis equal to that of the shares originally tendered. The additional newly-acquired shares obtained upon exercise of the nonqualified stock option will have a tax basis equal to the fair market value of such shares on the date of exercise.

The Company

      The Company generally will be entitled to a tax deduction in the same amount and in the same year in which the participant recognizes ordinary income resulting from the exercise of a nonqualified stock option.

Other Awards

Participant

      With respect to awards granted under the Amended and Restated Employee Plan that result in the payment or issuance of cash or shares of Common Stock or other property that is either not restricted as to transferability or not subject to a substantial risk of forfeiture, the participant must generally recognize ordinary income equal to the cash or the fair market value of shares or other property received. Thus, deferral of the time of payment or issuance will generally result in the deferral of the time the participant will be liable for income taxes with respect to such payment or issuance. With respect to awards involving the issuance of shares of Common Stock or other property that is restricted as to transferability and subject to a substantial risk of forfeiture, the participant must generally recognize ordinary income equal to the fair market value of the shares or other property received at the first time the shares or other property becomes transferable or not subject to a substantial risk of forfeiture, whichever occurs earlier. A participant may make a Section 83(b) election and be taxed at the time of receipt of shares or other property rather than upon the lapse of restrictions on transferability or the substantial risk of forfeiture, but if the participant subsequently forfeits such shares or property the participant would not be entitled to any tax deduction, including a capital loss, for the value of the shares or property on which he previously paid tax. The participant must file such election with the Internal Revenue Service within 30 days after the receipt of the shares or other property.

The Company

      The Company generally will be entitled to a deduction in an amount equal to the ordinary income received by the participant. The deduction will generally be allowed for the taxable year in which the participant recognizes such ordinary income.

Section 162(m)

      Section 162(m) of the Code (Section 162(m)), provides that any compensation paid to a “covered employee” within the meaning of Section 162(m) which is in excess of $1,000,000 cannot be deducted by the Company for Federal income tax purposes unless, in general, (1) such compensation constitutes “qualified performance-based compensation” satisfying the requirements of Section 162(m) and (2) the plan or agreement providing for such performance-based compensation has been approved by stockholders.

Parachute Payments

      In the event any payments or rights accruing to a participant upon a Change in Control, or any payments awarded under the Amended and Restated Employee Plan, constitute “parachute payments” under Section 280G of the Code, depending upon the amount of such payments accruing and the other income of the participant of the Company, the participant may be subject to an excise tax (in addition to ordinary income tax) and the Company may be disallowed a deduction for the amount of the actual payment.

STOCKHOLDER PROPOSAL (PROXY ITEM NO. 4)

      The Amalgamated Bank LongView MidCap 400 Index Fund, 11-15 Union Square, New York, New York 10003, which represented that it is the beneficial owner of more than $2,000 of Common Stock, has advised the Company that it intends to submit a proposal at the Company’s 2004 Annual Meeting of Stockholders. The proposal and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. The stockholder proposal and supporting statement appear as received by the Company. Following the stockholder proposal is the Company’s Statement in Opposition.

      RESOLVED: The shareholders of Peabody Energy Corporation (“Peabody” or the “Company”) urge the Board of Directors to adopt a policy of nominating independent directors who, if elected by the shareholders, would constitute two-thirds of the Board, with this policy to be phased in so as not to affect the unexpired terms of directors elected at or prior to the 2004 annual meeting. For purposes of this proposal, the term “Independent Director” shall mean a director who is not or who, during the past five years, has not been:

•	employed by Peabody or one of its affiliates in an executive capacity;

•	an employee or owner of a firm that is a paid adviser or consultant to Peabody or one of its affiliates;

•	employed by a significant Peabody customer or supplier;

•	a party to a personal services contract with Peabody or an affiliate thereof, as well as with Peabody’s Chair, CEO or other executive officer;

•	an employee, officer or director of a foundation, university or other non-profit organization receiving significant grants or endowments from Peabody or one of its affiliates;

•	a relative of an executive of Peabody or one of its affiliates;

•	part of an interlocking directorate in which Peabody’s CEO or another executive officer serves on the board of another corporation that employs the director.

SUPPORTING STATEMENT

      This proposal seeks to establish a level of independence that we believe will promote clear and objective decision-making in the best long-term interest of all shareholders.

      Until recently, Peabody had a 10-person board that failed to meet the proposed two-thirds standard, as it included one insider (Chairman/ CEO Irl F. Engelhardt) and three directors affiliated with Lehman Brothers (Messrs. Lentz, Schlesinger and Washkowitz). Lehman Brothers has provided significant banking services to the Company in recent years, including service as Peabody’s lead underwriter on its initial public offering. In addition, Lehman Brothers Merchant Banking Partners II L.P. and affiliates were until recently Peabody’s largest shareholder.

      Even though all transactions involving Lehman Brothers may have occurred at arms’ length, we do not believe that the current structure is in the best interest of the public investors who own a majority of the outstanding shares. In our view, the best time to provide for diverse perspective and independent governance is earlier, rather than later.

      We believe that a board with a substantial and clear majority of independent directors — and all independent audit, compensation and nominating committees — is an essential component of an effective corporate governance system. An independent board can best represent all shareholders and inspire shareholder confidence in the quality and impartiality of its decision-making processes and the decisions themselves, as well as avoid the appearance of conflicts of interest.

      The standard of independence that we propose is that recommended by the Council of Institutional Investors, an organization of large pension funds that has been a leading advocate of corporate governance reform.

      We urge you to vote FOR this resolution.

COMPANY’S STATEMENT IN OPPOSITION TO STOCKHOLDER PROPOSAL

      The Board of Directors has carefully considered the proposal on Board independence submitted by the Amalgamated Bank LongView MidCap 400 Index Fund (“Proposal”), and the related regulations of the New York Stock Exchange (“NYSE”). The Board of Directors, with the assistance of advisors, has determined that the proposed independence standards set forth in the Proposal exceed the requirements of the NYSE and believes that the adoption of these standards would unnecessarily restrict the Company’s ability to attract and retain qualified Board members from a large talent pool of persons with substantial knowledge regarding the Company and its industry. The Board also believes that the Proposal would place the Company at a disadvantage versus its competitors in the coal industry and many other public companies who adhere to the NYSE’s independence standards when recruiting directors. The Board has therefore determined that implementation of the Proposal is not in the best interests of Peabody Energy’s stockholders and recommends that stockholders vote AGAINST the Proposal.

      The Board of Directors has been, and continues to be, a strong proponent of board independence, and has taken effective measures to ensure that at least a majority of its members are independent, as required by NYSE rules. The Board of Directors has affirmatively determined that nine of its current twelve members are independent under NYSE rules. The Board believes two additional members employed by an affiliate of the Company’s former largest stockholder also satisfy the NYSE’s technical criteria for independence. However, out of an abundance of caution and based solely on perception issues that could potentially be raised by their employment relationship with an entity that provides arms-length investment banking services to the Company, the Board has nevertheless determined that these two directors should not be deemed independent at this time. The Board of Directors firmly believes that each director who has not been deemed independent makes valuable contributions for the benefit of all stockholders and plays an important role by bringing direct knowledge of the Company’s business, operations and industry, as well as the energy sector, to the Board.

      The Board disagrees with two primary aspects of the Proposal. First, the Proposal requests that the Board of Directors adopt a standard for independence that differs from, and is substantially more stringent than, the definition adopted by the NYSE. The Board believes the definition of independence set forth in the Proposal is too rigid and, unlike the NYSE definition, does not permit the Board to consider “all relevant facts and circumstances” in making the determination as to whether a particular director is independent. The Proposal’s definition of independence also requires a five-year “cooling off” period for a broad class of persons, including former officers and employees of the Company, its affiliates (including significant stockholders), significant customers and suppliers, advisors, consultants, and universities and other non-profit organizations that have received significant grants or endowments from the Company. The Board believes this five-year limitation is excessive and places undue constraints on the Company’s ability to attract and retain qualified directors from a large talent pool of persons with substantial knowledge regarding the Company and its industry. In comparison, the NYSE requires a three-year “cooling off” period for a similar, but more narrow and well-defined, group of persons. The Board believes the NYSE approach is more well-balanced and provides sufficient protection for stockholders, while preserving the Board’s flexibility to select and retain highly qualified Board members who possess experience, knowledge and skills that are particularly relevant to the Company.

      In addition, the Proposal would require that at least two-thirds of the Board of Directors be independent, while the NYSE rules require a majority of independent directors. The Board believes the Proposal’s minimum two-thirds requirement is overly restrictive and does not properly consider the ownership of the Company. On the other hand, the Board fully supports and complies with the NYSE regulations, which were developed using a process that solicited and considered the inputs of numerous organizations.

      Moreover, the Board of Directors has determined, based on an analysis of other public companies’ governance practices, that significant competitors in the coal industry and the vast majority of public companies comprising the Dow Jones Industrial Average adhere to the NYSE’s independence standards.

      The Board believes that, by reducing the talent pool of qualified directors, the Proposal would place the Company at a competitive disadvantage versus other listed companies who adhere to the NYSE independence standards when recruiting new directors. The Board also believes that, by limiting the pool of qualified directors, the Proposal would make the Company more susceptible to election contests sponsored by special interest groups who are not committed to serving the best interests of all stockholders. For these reasons, the Board has determined that adherence to NYSE standards serves the best interests of stockholders and preserves the Company’s ability to select and retain Board members who possess the diversity of experience, knowledge and skills that are essential for the Company to continue to succeed.

Recommendation of the Board of Directors

      The Board of Directors recommends that stockholders vote “AGAINST” the Proposal regarding director independence submitted by the Amalgamated Bank LongView MidCap 400 Index Fund (ITEM NO. 4). A vote “AGAINST” the Proposal is a vote of support for the Company’s adherence to NYSE independence regulations.

ADDITIONAL INFORMATION

Information About Stockholder Proposals

      If you wish to submit a proposal for inclusion in next year’s Proxy Statement and proxy, we must receive the proposal on or before December 3, 2004, which is 120 calendar days prior to the anniversary of this year’s mailing date. Upon timely receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable regulations governing the solicitation of proxies. Any proposals should be submitted in writing to: Corporate Secretary, Peabody Energy Corporation, 701 Market Street, St. Louis, Missouri 63101.

      Under the Company’s by-laws, if you wish to nominate a director or bring other business before the stockholders at the 2005 Annual Meeting without having your proposal included in next year’s Proxy Statement:

•	You must notify the Corporate Secretary in writing at the Company’s principal executive offices between January 6, 2005 and February 5, 2005; however, if the Company advances the date of the meeting by more than 20 days or delays the date by more than 70 days, from May 6, 2005, then such notice must be received not earlier than 120 days before the date of the annual meeting and not later than the close of business on the 90th day before such date or the 10th day after public disclosure of the meeting is made; and

•	Your notice must contain the specific information required by the Company’s by-laws regarding the proposal or nominee, including, but not limited to, name, address, shares held, a description of the proposal or information regarding the nominee and other specified matters.

      You can obtain a copy of the Company’s by-laws without charge by writing to the Corporate Secretary at the address shown above. These requirements are separate from and in addition to the requirements a stockholder must meet to have a proposal included in the Company’s proxy statement. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority.

Householding of Proxies

      The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for annual reports and proxy statements with respect to two or more stockholders sharing the same address by delivering a single annual report and/or proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household annual reports and proxy materials, delivering a single annual report and/or proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.

      Once you have received notice from your broker or the Company that your broker or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report and/or proxy statement in the future, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. If, at any time, you and another stockholder sharing the same address wish to participate in householding and prefer to receive a single copy of the Company’s annual report and/or proxy statement, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares.

      You may request to receive at any time a separate copy of our annual report or proxy statement, or notify the Company that you do or do not wish to participate in householding by sending a written request to the Corporate Secretary at 701 Market Street, St. Louis, Missouri 63101 or by telephoning (314) 342-3100.

Additional Filings

      The Company’s Forms 10-K, 10-Q, 8-K and all amendments to those reports are available without charge through the Company’s website on the Internet as soon as reasonably practicable after they are electronically filed with, or furnished to, the Securities and Exchange Commission. They may be accessed at the Company’s website (www.peabodyenergy.com) by clicking on “Investor Info,” and then “SEC Filings.”

Costs of Solicitation

      The Company is paying the cost of preparing, printing and mailing these proxy materials. The Company has engaged Georgeson Shareholder Communications Inc. to assist in distributing proxy materials, soliciting proxies and in performing other proxy solicitation services for a fee of $8,500 plus their out-of-pocket expenses. Proxies may be solicited personally or by telephone by regular employees of the Company without additional compensation as well as by employees of Georgeson. The Company will reimburse banks, brokerage firms and others for their reasonable expenses in forwarding proxy materials to beneficial owners and obtaining their voting instructions.

OTHER BUSINESS

      The Board of Directors is not aware of any matters requiring stockholder action to be presented at the Annual Meeting other than those stated in the Notice of Annual Meeting. Should other matters be properly introduced at the Annual Meeting, those persons named in the enclosed proxy will have discretionary authority to act on such matters and will vote the proxy in accordance with their best judgment.

      The Company will provide to any stockholder, without charge and upon written request, a copy (without exhibits unless otherwise requested) of the Company’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission for the Fiscal Year Ended December 31, 2003. Any such request should be directed to Peabody Energy Corporation, Investor Relations, 701 Market Street, St. Louis, Missouri 63101-1826; telephone (314) 342-3100.

By Order of the Board of Directors,

FREDRICK D. PALMER
Executive Vice President —
Legal and External Affairs
and Secretary

Annex A

PEABODY ENERGY CORPORATION

2004 LONG-TERM EQUITY INCENTIVE PLAN

      1. Establishment and Purpose. The purpose of the Peabody Energy Corporation 2004 Long-Term Equity Incentive Plan (the “Plan”) is to encourage officers and key employees of Peabody Energy Corporation (the “Corporation”) and such subsidiaries of the Corporation as the Administrator designates, to acquire shares of common stock, $0.01 par value, of the Corporation (“Common Stock”) or to receive monetary payments based on the value of such Common Stock or based upon achieving certain goals on a basis mutually advantageous to such individuals and the Corporation and thus provide an incentive for such individuals to contribute to the success of the Corporation and align their interests with the interests of the shareholders of the Corporation.

      2. Administration. The Plan shall be administered by the Board of Directors of the Corporation (“Board”) or the Compensation Committee of the Board as determined by the Board (the “Administrator”). To the extent required by law, insofar as the Administrator is responsible for granting Awards (as defined in Section 5 hereof) to Participants (as defined in Section 4 hereof) hereunder, it shall consist solely of two or more directors, each of whom is a “non-employee director” within the meaning of Rule 16b-3 and an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

      The authority to select persons eligible to participate in the Plan, to grant Awards in accordance with Section 5 of the Plan, and to establish the timing, pricing, amount and other terms and conditions of such Awards (which need not be uniform with respect to the various Participants or with respect to different Awards to the same Participant), shall be exercised by the Administrator in its sole discretion. An Award under this Plan shall be evidenced by an Award agreement that shall set forth the terms and conditions applicable to that Award. In the event of any inconsistency between the terms of such an Award agreement and terms of this Plan, the terms of the Plan shall prevail.

      Subject to the provisions of the Plan, the Administrator shall have exclusive authority to interpret and administer the Plan, to establish appropriate rules relating to the Plan, to delegate some or all of its authority under the Plan to the extent permitted by law, and to take all such steps and make all such determinations in connection with the Plan and the benefits granted pursuant to the Plan as it may deem necessary or advisable. The validity, construction, and effect of the Plan shall be determined in accordance with the laws of the State of Delaware (other than its law respecting choice of law). Any decision of the Administrator in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors). The Administrator shall have the full power and authority to establish the terms and conditions of any Award consistent with the provisions of the Plan and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions). The Administrator shall require payment from the Participant of any amount it may determine to be necessary to withhold for federal, state, local or other taxes as a result of the exercise, grant or vesting of an Award. The obligations of the Corporation under the Plan shall be conditional on such payment, and the Corporation or any of its subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant. Unless the Administrator specifies otherwise, the Participant may elect to pay a portion or all of such withholding taxes by (a) delivery in shares of Common Stock or (b) having shares of Common Stock withheld by the Corporation from any shares of Common Stock that would have otherwise been received by the Participant, on the basis of the Fair Market Value of such shares of Common Stock at the time income withholding is required in connection with the relevant Award.

      For purposes of this Plan, “Fair Market Value” shall mean, as of any given date, the fair market value of the Common Stock as determined by the Administrator or under procedures established by the Administrator. Unless otherwise determined by the Administrator, the Fair Market Value per share of Common Stock shall be the closing sales price per share of Common Stock on the New York Stock Exchange (or the principal stock exchange or market on which the Common Stock is then traded) on the date as of which such value is being determined or the last previous day on which a sale was reported.

      3. Shares Reserved Under the Plan. Subject to the provisions of Section 12 (relating to adjustment for changes in capital stock) an aggregate number of three million five hundred thousand shares (3,500,000) of Common Stock of the Corporation shall be available for issuance under the Plan. The shares of Common Stock issued under the Plan may be authorized but unissued shares or shares re-acquired by the Corporation, including shares purchased in the open market or in private transactions.

      As used in this Section, the term “Plan Maximum” shall refer to the number of shares of Common Stock of the Corporation that are available for issuance pursuant to the Plan. Stock underlying outstanding Awards will reduce the Plan Maximum. Shares of Common Stock underlying expired, canceled or forfeited Awards shall be added back to the Plan Maximum. When the exercise price of stock options is paid by delivery of shares of Common Stock of the Corporation, or if the Administrator approves the withholding of shares from a distribution in payment of the exercise price, the Plan Maximum shall be reduced by the net (rather than the gross) number of shares of Common Stock issued pursuant to such exercise. If the Administrator approves the payment of cash to an optionee equal to the difference between the fair market value and the exercise price of stock subject to an option, or if a stock appreciation right is exercised for cash or a performance award or stock unit is paid in cash in lieu of shares of Common Stock, the Plan Maximum shall be increased by the number of shares with respect to which such payment is applicable. When a stock appreciation right is exercised and paid in shares of Common Stock, the Plan Maximum shall be reduced by the net number of shares of Common Stock issued pursuant to such exercise (rather than the gross number of shares of Common Stock underlying such Award). Restricted stock issued pursuant to the Plan will reduce the Plan Maximum while outstanding even while subject to restrictions. Shares of restricted stock shall be added back to the Plan Maximum if such restricted stock is forfeited or is returned to the Corporation as part of an exchange or a restructuring of Awards granted pursuant to this Plan or to the extent the Administrator approves of the withholding of a portion of such shares to satisfy tax withholding requirements.

      Notwithstanding the above, the maximum number of shares of Common Stock or stock-based units subject to any Awards that may be granted under this Plan in any calendar year to any individual shall not exceed 400,000 shares or units (as adjusted in accordance with Section 12).

      4. Participants. Participants will consist of such officers and key employees of the Corporation or any designated subsidiary as the Administrator in its sole discretion shall determine. Designation of a Participant in any year shall not require the Administrator to designate such person to receive an Award in any other year or to receive the same type or amount of Awards as granted to the Participant in any other year or as granted to any other Participant in any year. The Administrator shall consider such factors as it deems pertinent in selecting Participants and in determining the type and amount of their respective Awards.

      5. Types of Benefits. The following benefits (“Awards”) may be granted under the Plan: (a) stock appreciation rights (“SARs”); (b) restricted stock (“Restricted Stock”); (c) performance awards (“Performance Awards”); (d) incentive stock options (“ISOs”); (e) nonqualified stock options (“NQSOs”); and (f) Stock Units, all as described below. No more than fifty percent of the total number of shares reserved for issuance under the Plan may be granted in the form of awards other than ISO’s or NQSO’s.

      6. Stock Appreciation Rights. A SAR is the right to receive all or a portion of the difference between the fair market value of a share of Common Stock at the time of exercise of the SAR and the exercise price of the SAR established by the Administrator, subject to such terms and conditions set forth in a SAR agreement as may be established by the Administrator in its sole discretion. At the discretion of the Administrator, SARs may be exercised (a) in lieu of exercise of an option, (b) in conjunction with the exercise of an option, (c) upon lapse of an option, (d) independently of an option or (e) each of the above in connection with a previously awarded option under the Plan. If the option referred to in (a), (b) or (c) above qualified as an ISO pursuant to Section 422 of the Internal Revenue Code of 1986 (“Code”), the related SAR shall comply with the applicable provisions of the Code and the regulations issued thereunder. At the time of grant, the Administrator may establish, in its sole discretion, a maximum amount per share which will be payable upon exercise of a SAR, and may impose conditions on exercise of a SAR. At the discretion of the Administrator, payment for SARs may be made in cash or shares of Common Stock of the Corporation, or in a combination thereof. SARs will be exercisable not later than ten years after the date they are granted and will expire in accordance with the terms established by the Administrator.

      7. Restricted Stock. Restricted Stock is Common Stock of the Corporation issued or transferred under the Plan (other than upon exercise of stock options or as Performance Awards) at any purchase price less than the fair market value thereof on the date of issuance or transfer, or as a bonus, subject to such terms and conditions set forth in a Restricted Stock agreement as may be established by the Administrator in its sole discretion. In the case of any Restricted Stock:

(a) The purchase price, if any, will be determined by the Administrator.

(b) The period of restriction shall be established by the Administrator for any grants of Restricted Stock;

(c) Restricted Stock may be subject to (i) restrictions on the sale or other disposition thereof; (ii) rights of the Corporation to reacquire such Restricted Stock at the purchase price, if any, originally paid therefor upon termination of the Participant’s service within specified periods; (iii) representation by the Participant that he or she intends to acquire Restricted Stock for investment and not for resale; (iv) forfeiture provisions or vesting requirements based on the Participant’s continued service or the attainment of specified performance objectives; and (v) such other restrictions, conditions and terms as the Administrator deems appropriate.

(d) Unless otherwise provided by the Administrator, the Participant shall be entitled to all dividends paid with respect to Restricted Stock during the period of restriction and shall not be required to return any such dividends to the Corporation in the event of the forfeiture of the Restricted Stock.

(e) The Participant shall be entitled to vote the Restricted Stock during the period of restriction.

(f) The Administrator shall determine whether Restricted Stock is to be delivered to the Participant with an appropriate legend imprinted on the certificate or if the shares are to be issued in the name of a nominee or deposited in escrow pending removal of the restrictions.

      8. Incentive Stock Options. ISOs are options to purchase shares of Common Stock which meet the requirements of Section 422 of the Code. ISOs are awarded to employees of the Corporation or any of its subsidiaries (as defined in Section 424(f) of the Code) to purchase shares of Common Stock at not less than 100% of the Fair Market Value of the shares on the date the option is granted (110% if the optionee owns stock possessing more than 10% of the combined voting power of all owners of stock of the Corporation or a subsidiary), subject to such terms and conditions set forth in an option agreement as may be established by the Administrator in its sole discretion or that are required to conform to the requirements of Section 422 of the Code (including the requirement that no ISO be exercisable more than ten years (five years if the Participant owns stock possessing more than 10% of the combined voting power of all owners of stock of the Corporation or a subsidiary) after the date the ISO is granted. Such purchase price may be paid (a) by payment in cash or cash equivalent, (b) in the discretion of the Administrator, by the delivery of shares of Common Stock already owned by the participant for at least six months, (c), in the discretion of the Administrator, unless otherwise prohibited by law, by using shares of Common Stock that would otherwise have been received by the participant upon exercise of the option (which method may be restricted to a cashless exercise procedure involving a broker or dealer approved by the Administrator) or (d) in the discretion of the Administrator, by a combination of any of the foregoing, in the manner and subject to the restrictions provided in the option agreement. The aggregate fair market value (determined as of the time an option is granted) of the stock with respect to which ISOs are exercisable for the first time by an optionee during any calendar year (under all option plans of the Corporation and its subsidiary corporations) shall not exceed $100,000.

      An option agreement shall indicate on its face whether it is intended to be an agreement for an ISO or an NQSO (as described below). The grant of a stock option shall occur as of the date the Administrator determines.

      9. Nonqualified Stock Options. NQSOs are stock options to purchase shares of Common Stock which do not constitute ISOs and are awarded at purchase prices established by the Administrator on the date the options are granted, subject to such terms and conditions set forth in an option agreement as may be established by the Administrator in its sole discretion; provided, however, that the purchase price with respect to any option granted under this Section 9 shall not be less than 100% of the fair market value of the underlying shares of Common Stock on the date the option is granted. The purchase price may be paid (a) by payment in cash or cash equivalent, (b), in the discretion of the Administrator, by the delivery of shares of Common Stock already owned by the participant for at least six months, (c), in the discretion of the Administrator, unless otherwise prohibited by law for the Corporation or the Participant, by using shares of Common Stock that would otherwise have been received by the participant upon exercise of the option (which method may be restricted to a cashless exercise procedure involving a broker or dealer approved by the Administrator) or (d) in the discretion of the Administrator, by a combination of any of the foregoing, in the manner and subject to the restrictions provided in the option agreement.

      10. Stock Units. A Stock Unit represents the right to receive a share of Common Stock from the Corporation at a designated time in the future, subject to such terms and conditions set forth in a Stock Unit agreement as may be established by the Administrator in its sole discretion. The Participant generally does not have the rights of a shareholder until receipt of the shares of Common Stock. The Administrator may, in its discretion, provide for payments in cash, or adjustment in the number of Stock Units, equivalent to the dividends the participant would have received if the participant had been the owner of shares of Common Stock instead of the Stock Units.

      11. Performance Awards.

      (a) Performance Conditions. The right of a Participant to exercise or receive a grant or settlement of any Award, and its timing, may be subject to performance conditions specified by the Administrator. The Administrator may use business criteria and other measures of performance it deems appropriate in establishing any performance conditions, and may exercise its discretion to reduce or increase amounts payable under any Award subject to performance conditions, except as limited under Sections 11(b) and 11(c) hereof in the case of a Performance Award intended to qualify under Section 162(m) of the Code.

      (b) Performance Awards Granted to Designated Covered Employees. If the Administrator determines that a Performance Award to be granted to a person the Administrator regards as likely to be a “covered employee” within the meaning of Section 162(m) of the Code (“Covered Employee”) should qualify as “performance-based compensation” for purposes of Section 162(m) of the Code, the grant and/or settlement of such Performance Award shall be contingent upon achievement of pre-established performance goals and other terms set forth in this Section 11(b).

(i) Performance Goals Generally. The performance goals for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to such criteria, as specified by the Administrator consistent with this Section 11(b). Performance goals shall be objective and shall otherwise meet the requirements of Section 162(m) of the Code, including the requirement that the level or levels of performance targeted by the Administrator result in the performance goals being “substantially uncertain.” The Administrator may determine that more than one performance goal must be achieved as a condition to settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

(ii) Business Criteria. One or more of the following business criteria for the Corporation, on a consolidated basis, and/or for specified subsidiaries or business units of the Corporation (except with respect to the total stockholder return and earnings per share criteria), shall be used exclusively by the Administrator in establishing performance goals for such Performance Awards: (1) total stockholder return; (2) such total stockholder return as compared to total return (on a comparable basis) of a publicly available index or peer group; (3) net income; (4) pre-tax earnings; (5) EBITDA; (6) pre-tax operating earnings after interest expense and before bonuses, service fees, and extraordinary or special items; (7) operating margin; (8) earnings per share; (9) return on equity; (10) return on capital;

(11) return on investment; (12) operating income; (13) earnings per share; (14) working capital; (15) total revenues; and (16) value creation measures.

(iii) Performance Period: Timing For Establishing Performance Goals. Achievement of performance goals in respect of such Performance Awards shall be measured over such periods as may be specified by the Administrator. Performance goals shall be established on or before the dates that are required or permitted for “performance-based compensation” under Section 162(m) of the Code.

(iv) Settlement of Performance Awards; Other Terms. Settlement of Performance Awards may be in cash or Common Stock, or other Awards, or other property, in the discretion of the Administrator. The Administrator may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Performance Awards, but may not exercise discretion to increase any such amount payable in respect of a Performance Award subject to this Section 11(b). The Administrator shall specify the circumstances in which such Performance Awards shall be forfeited or paid in the event of a termination of employment prior to the end of a performance period or settlement of Performance Awards, and other terms relating to such Performance Awards.

      (d) Written Determinations. All determinations by the Administrator as to the establishment of performance goals and the potential Performance Awards related to such performance goals and as to the achievement of performance goals relating to such Awards shall be made in writing in the case of any Award intended to qualify under Section 162(m) of the Code. The Administrator may not delegate any responsibility relating to such Performance Awards.

      12. Adjustment Provisions.

      (a) In the event of any Corporation stock dividend, stock split, combination or exchange of shares, recapitalization or other change in the capital structure of the Corporation, corporate separation or division of the Corporation (including, but not limited to, a split-up, spin-off, split-off or distribution to Corporation stockholders other than a normal cash dividend), sale by the Corporation of all or a substantial portion of its assets (measured on either a stand-alone or consolidated basis), reorganization, rights offering, partial or complete liquidation, or any other corporate transaction, Corporation share offering or other event involving the Corporation and having an effect similar to any of the foregoing, the Administrator may make such substitution or adjustments in the (A) number and kind of shares that may be delivered under the Plan, (B) additional maximums imposed in the Plan, (C) number and kind of shares subject to outstanding Awards, (D) exercise price of outstanding stock options and Stock Appreciation Rights and (E) other characteristics or terms of the Awards as it may determine appropriate in its sole discretion to equitably reflect such corporate transaction, share offering or other event; provided, however, that the number of shares subject to any Award shall always be a whole number.

      (b) Notwithstanding any other provision of this Plan, and without affecting the number of shares reserved or available hereunder, the Board may authorize the issuance of Awards or assumption of benefits in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate.

      13. Nontransferability. Each Award granted under the Plan to an employee shall not be transferable otherwise than by will or the laws of descent and distribution; provided, however, NQSOs granted under the Plan may be transferred, without consideration, to a Permitted Transferee (as defined below). Awards granted under the Plan shall be exercisable, during the Participant’s lifetime, only by the Participant or a Permitted Transferee. In the event of the death of a Participant, exercise or payment shall be made only:

(a) By or to the Permitted Transferee, executor or administrator of the estate of the deceased Participant or the person or persons to whom the deceased Participant’s rights under the Award shall pass by will or the laws of descent and distribution; and

(b) To the extent that the deceased Participant or the Permitted Transferee, as the case may be, was entitled thereto at the date of his death.

For purposes of this Section, “Permitted Transferee” shall include any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a Participant (including adoptive relationships); any person sharing the Participant’s household (other than a tenant or employee); any trust in which the Participant and any of these persons have all of the beneficial interest; any foundation in which the Participant and any of these persons control the management of the assets; any corporation, partnership, limited liability Corporation or other entity in which the Participant and any of these other persons are the direct and beneficial owners of all of the equity interests (provided the Participant and these other persons agree in writing to remain the direct and beneficial owners of all such equity interests); and any personal representative of the Participant upon the Participant’s death for purposes of administration of the Participant’s estate or upon the Participant’s incompetency for purposes of the protection and management of the assets of the Participant.

      14. Taxes. The Corporation shall be entitled to withhold the amount necessary to enable the Corporation to remit to the appropriate government entity or entities the amount of any tax required to be withheld from wages attributable to any amounts payable or shares deliverable under the Plan, after giving the person entitled to receive such payment or delivery notice. The Corporation may defer making payment or delivery as to any benefit if any such tax is payable until indemnified to its satisfaction. The person entitled to any such delivery may, by notice to the Corporation at the time the requirement for such delivery is first established, elect to have such withholding satisfied by a reduction of the number of shares otherwise so deliverable, such reduction to be calculated based on the Fair Market Value on the date of such notice.

      15. Tenure. A Participant’s right, if any, to continue to serve the Corporation and its subsidiaries as an officer, employee, or otherwise, shall not be enlarged or otherwise affected by his or her designation as a Participant under the Plan.

      16. Duration, Interpretation, Amendment and Termination. Unless the Plan is discontinued earlier by the Board as provided herein, no Award shall be granted hereunder on or after the date ten years after the date of adoption of this Plan by the Board.

      The Board may amend, alter, or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would adversely affect the rights of a Participant under an Award theretofore granted without the Participant’s consent, except such an amendment (i) made to avoid an expense charge to the Corporation or any of its subsidiaries, or (ii) made to permit the Corporation or any of its subsidiaries a deduction under the Code. No such amendment shall be made without the approval of the Corporation’s shareholders to the extent such approval is required by law, agreement or the rules of any stock exchange or market on which the Common Stock is listed.

      The Administrator may amend the terms of any Award theretofore granted, prospectively or retroactively, but no such amendment shall adversely affect the rights of the holder thereof without the holder’s consent. Also, by mutual agreement between the Corporation and a participant hereunder, stock options or other benefits may be granted to such participant in substitution and exchange for, and in cancellation of, any benefits previously granted such participant under this Plan. To the extent that any Award granted under the Plan within the terms of the Plan would qualify under present or future laws for tax treatment that is beneficial to a recipient, then any such beneficial treatment shall be considered within the intent, purpose and operational purview of the Plan and the discretion of the Administrator, and to the extent that any such Award would so qualify within the terms of the Plan, the Administrator shall have full and complete authority to grant Awards that so qualify (including the authority to grant, simultaneously or otherwise, Awards which do not so qualify) and to prescribe the terms and conditions (which need not be identical as among recipients) in respect to the grant or exercise of any such Awards under the Plan.

      Notwithstanding anything to the contrary, but subject to the provisions of Section 12, neither the Board nor the Administrator shall be permitted to (i) amend an option to reduce its exercise price, (ii) cancel an option and regrant an option with a lower exercise price than the original exercise price of the cancelled option, or (iii) take any other action (whether in the form of an amendment, cancellation or replacement grant) that has the effect of repricing an option.

      17. Miscellaneous.

      (a) Nothing contained in the Plan shall prevent the Corporation or any of its subsidiaries from adopting other or additional compensation arrangements for its employees.

      (b) The Administrator may require each person purchasing or receiving shares pursuant to an Award to represent to and agree with the Corporation in writing that such person is acquiring the shares without a view to the distribution thereof. The certificates for such shares may include any legend which the Administrator deems appropriate to reflect any restrictions on transfer.

      All certificates for shares of Common Stock or other securities delivered under the Plan shall be subject to such stock transfer orders and other restrictions as the Administrator may deem advisable under the rules, regulations and other requirements of the Securities Exchange Commission, any stock exchange or market on which the Common Stock is then listed and any applicable Federal or state securities law, and the Administrator may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

      (c) The Administrator shall establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable in the event of the Participant’s death are to be paid.

      (d) Any amounts owed to the Corporation or any of its subsidiaries by the Participant of whatever nature may be offset by the Corporation from the value of any shares of Common Stock, cash or other thing of value under this Plan or an agreement to be transferred to the Participant.

      (e) The grant of an Award shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets, or to effectuate other similar corporate transactions.

      (f) To the extent that the Administrator determines that the restrictions imposed by the Plan preclude the achievement of the material purposes of the Awards in jurisdictions outside the United States, the Administrator in its discretion may modify those restrictions as it determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States.

      (g) The headings contained in this Plan are for reference purposes only and shall not affect the meaning or interpretation of this Plan.

      (h) If any provision of this Plan shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not effect any other provision hereby, and this Plan shall be construed as if such invalid or unenforceable provision were omitted.

      (i) This Plan shall inure to the benefit of and be binding upon each successor and assign of the Corporation. All obligations imposed upon a Participant, and all rights granted to the Corporation hereunder, shall be binding upon the Participant’s heirs, legal representatives and successors.

      (j) This Plan and each agreement granting an Award constitute the entire agreement with respect to the subject matter hereof and thereof, provided that in the event of any inconsistency between this Plan and such agreement, the terms and conditions of the Plan shall control.

      (k) None of the Corporation, its subsidiaries or the Administrator shall have any duty or obligation to disclose affirmatively to a record or beneficial holder of Common Stock or an Award, and such holder shall have no right to be advised of, any material non-public information regarding the Corporation or any of its subsidiaries at any time prior to, upon or in connection with receipt or the exercise of an Award or the Corporation’s purchase of Common Stock or an Award from such holder in accordance with the terms hereof.

      (l) It is intended that this Plan be an “unfunded” plan for incentive and deferred compensation. The Administrator may authorize the creation of trusts or other arrangements to meet the obligations created under this Plan to deliver Common Stock or make payments, provided that, unless the Administrator otherwise determines, the existence of such trusts or other arrangements is consistent with the “unfunded” status of this Plan.

      18. Effective Date. This Peabody Energy Corporation Long-Term Equity Incentive Plan shall become effective as of the date it is adopted by the Board of the Corporation subject only to approval by the stockholders of the Corporation within twelve months before or after the adoption of the Plan by the Board.

      The undersigned hereby certifies that this Peabody Energy Corporation Long-Term Equity Incentive Plan was adopted by the Board of the Corporation at its meeting on January 26, 2004.

By:	/s/ SHARON D. FIEHLER

Executive Vice President, Human
Resources and Administration

Dated: January 26, 2004

ANNEX B

PEABODY ENERGY CORPORATION

AUDIT COMMITTEE CHARTER

Organization

      This charter governs the operations of the audit committee (“Committee”). The Committee shall be appointed by the Board of Directors on the recommendation of the Nominating and Corporate Governance Committee and shall comprise at least three directors, each of whom shall meet the independence and experience requirements established by applicable laws, regulations and stock exchange rules. The Board of Directors shall have the power at any time to replace any member or fill any vacancy on the Committee.

      All Committee members shall be financially literate, or shall become financially literate within a reasonable period of time after appointment to the Committee, and at least one member shall have accounting or related financial management expertise. Committee members shall not simultaneously serve on the audit committees of more than two other public companies.

Statement of Purpose

      The Committee shall provide assistance to the Board of Directors in fulfilling its oversight responsibility to the shareholders, potential shareholders, the investment community, and others with respect to (i) the quality and integrity of the Company’s financial statements and financial reporting processes, (ii) the Company’s systems of internal accounting and financial controls and disclosure controls, (iii) the independent auditor’s qualifications and independence, (iv) the performance of the Company’s internal audit function and independent auditor, and (v) compliance with legal and regulatory requirements, and codes of conduct and ethics programs established by management and the Board of Directors. In so doing, it is the responsibility of the Committee to maintain free and open communication between the Committee, the independent auditor, the internal auditors and management of the Company.

Relationship With Independent Auditor

      The Committee shall have the sole authority and responsibility to appoint and, where appropriate, replace the Company’s independent auditor. The Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing an audit report or related work. The independent auditor shall report directly to the Committee.

      The Committee shall approve all audit engagement fees and terms and all permissible non-audit engagements with the independent auditor. Such approval shall be granted in advance, except with respect to de minimis non-audit services described under Section 10A(i)(I)(B) of the Exchange Act of 1934 which are approved by the Committee prior to completion of the audit.

Authority

      In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and its advisors. In this regard, the Committee shall have authority to retain outside legal, accounting or other advisors for any purpose deemed appropriate by the Committee, including the authority to approve the fees payable to such advisors and any other terms of retention.

Meetings

      The Committee shall meet at least quarterly, or more frequently as circumstances dictate. As part of its goal to foster open communication, the Committee shall periodically meet separately in executive session with each of management, the internal auditor and the independent auditor. The Committee may request any officer or employee of the Company or the Company’s outside legal counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

      The Chairman of the Board or any member of the Committee may call meetings of the Committee. Special meetings of the Committee may be held telephonically. The Committee may form and delegate authority to subcommittees when appropriate; provided that any decision taken by a subcommittee to pre-approve audit and permitted non-audit services shall be presented to the full Committee at its next scheduled meeting.

Responsibilities and Processes

      The Committee’s specific responsibilities in carrying out its oversight role are delineated in the attached Audit Committee Responsibilities Checklist. This checklist will be updated from time to time as appropriate to reflect changes in regulatory requirements, authoritative guidance and evolving oversight practices.

      While the Committee has the responsibilities and powers set forth in this charter and the accompanying checklist, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and fairly present in all material respects the financial condition, results of operations and cash flows of the Company in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

      One of the primary responsibilities of the Committee is to oversee the Company’s financial reporting process on behalf of the Board of Directors and report the results of its activities to the Board. Management is responsible for preparing the Company’s financial statements, and the independent auditor is responsible for auditing those financial statements. The Committee, in carrying out its responsibilities, believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The Committee should take the appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk practices, and ethical behavior.

      The Committee shall make regular reports to the Board of Directors. Such reports shall address, without limitation, any issues that arise (i) with respect to the quality or integrity of the Company’s financial statements, (ii) the Company’s compliance with legal or regulatory requirements, (iii) the performance and independence of the Company’s independent auditor, or (iv) the performance of the internal audit function.

      The Committee shall prepare the report required by the rules of the Commission to be included in the Company’s annual proxy statement.

PEABODY ENERGY CORPORATION

AUDIT COMMITTEE RESPONSIBILITIES CHECKLIST

Financial Statement and Disclosure Matters

Year-
end
Task/Responsibility	AN(1)	Q1	Q2	Q3	Meeting

Review and discuss with management and the independent auditor the Company’s quarterly financial statements (including disclosure in MD&A) prior to the filing of the Company’s Form 10-Q, including the results of the independent auditor’s review of the quarterly financial statements.		X	X	X

Review and discuss with management and the independent auditor the Company’s annual audited financial statements (including disclosure in MD&A) and recommend to the Board of Directors whether such audited financial statements should be included in the Company’s Form 10-K.					X

In connection with each periodic report of the Company, review:		X	X	X	X

• Management’s disclosure to the Committee under Section 302 of the Sarbanes-Oxley Act (the “Act”); and

• The contents of the certificates to be filed by the CEO/ CFO under Section 302 and 906 of the Act.

Discuss with management and the independent auditor any significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including:	X

• Significant changes in the Company’s selection or application of accounting principles; and

• Major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies.

Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.					X

Year-
end
Task/Responsibility	AN(1)	Q1	Q2	Q3	Meeting

Review and discuss with management and the independent auditor quarterly reports (if applicable) from the independent auditor on:		X	X	X

• All critical accounting policies and practices to be used;

• Alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and

• Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

Discuss with management and the independent auditor the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company’s financial statements.	X

Review and discuss with management the Company’s earnings press releases as well as financial information and earnings guidance provided to analysts and ratings agencies.		X	X	X	X

Discuss with management and the independent auditor:	X

• The Company’s guidelines and policies with respect to risk assessment and risk management; and

• The Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

Oversight of Independent Auditor

Year-
end
Task/Responsibility	AN(1)	Q1	Q2	Q3	Meeting

Review and evaluate the qualifications, performance and independence of the independent auditor, including consideration of whether:		X	X	X	X

• The auditor’s quality controls are adequate; and

• The provision of permitted non-audit services is compatible with maintaining the auditor’s independence.

Obtain and review a report by the independent auditor describing (a) such firm’s internal quality-control
procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues, and (c) all relationships between the independent auditor and the Company.	X		X

Review and evaluate the lead partner of the independent auditor’s team, and ensure the rotation of the lead audit partner and the audit partner responsible for reviewing the audit as required by law.	X			X

Establish and periodically review hiring policies for employees or former employees of the independent auditor who participated in any capacity in the Company’s audit.	X

Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.			X	X

Discuss with the independent auditor issues on which the national office was consulted by the Company’s audit team and matters of audit quality and consistency.	X

Obtain and review independence letter required by Independence Standards Board Standard No. 1.				X

Hold separate executive session with independent auditor at least quarterly.	X	X	X	X	X

Approve terms of engagement letter for external audit provider.				X

Oversight of Internal Audit Function

Year-
end
Task/Responsibility	AN(1)	Q1	Q2	Q3	Meeting

Ensure that the Company maintains an internal audit function, and review the appointment and replacement of the Company’s senior internal audit team and/or provider.		X	X	X	X

Approve terms of engagement for internal audit provider.				X

Review significant reports to management prepared by the internal audit function and management’s responses.	X	X	X	X	X

Discuss with the internal auditors and management the overall scope and plans for their audit, including the adequacy of staffing and compensation.				X

Hold separate executive session with internal auditor at least quarterly.	X	X	X	X	X

Compliance Oversight Responsibilities/ Miscellaneous

Year-
end
Task/Responsibility	AN(1)	Q1	Q2	Q3	Meeting

Review periodically, with the Company’s counsel, any legal matter that could have a significant impact on the Company’s financial statements or the Company’s compliance policies.	X	X	X	X	X

Monitor compliance with, and advise the Board of Directors regarding any significant issues arising under, applicable legal requirements and the Company’s Code of Business Conduct and Ethics. In monitoring such compliance, the Committee shall:	X	X

• obtain reports from management regarding the conformity by the Company and its affiliates with applicable laws and regulations and the Company’s Code of Business Conduct and Ethics; and

• Review reports and disclosures of insider and affiliated party transactions.

Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters, in compliance with applicable laws and regulations.	X

Year-
end
Task/Responsibility	AN(1)	Q1	Q2	Q3	Meeting

Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding the Company’s financial statements or accounting policies.	X				X

Obtain from the independent auditor assurance that Section 10A(b) of the Securities Exchange Act of 1934 has not been implicated.					X

Prepare the Committee report to be included in the Company’s annual proxy statement.					X

Review the Committee charter at least annually and recommend any proposed changes for Board approval.			X

Perform an annual review and evaluation of the Committee’s performance.	X

Consider qualifications of financial experts.			X

(1)	AN = As Necessary

Audit Committee Pre-Approval Policy

Statement of Principles

      The Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that the provision of such services do not impair the auditor’s independence. Unless a type of service to be provided by the independent auditor has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels will require specific pre-approval by the Audit Committee.

      The appendices to this Policy describe the Audit, Audit-related, Tax and All Other services that have the pre-approval of the Audit Committee. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee will periodically revise the list of pre-approved services based on subsequent determinations.

Delegation

      The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management.

Audit Services

      The annual Audit services engagement terms and fees will be subject to the specific pre-approval of the Audit Committee. The Audit Committee will approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other matters.

      In addition to the annual Audit services engagement approved by the Audit Committee, the Audit Committee may grant pre-approval for other Audit services, which are those services that only the independent auditor reasonably can provide. The Audit Committee has pre-approved the Audit services listed in Appendix A. All other Audit services not listed in Appendix A must be separately pre-approved by the Audit Committee.

Audit-related Services

      Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent auditor. The Audit Committee believes that the provision of Audit-related services does not impair the independence of the auditor, and has pre-approved the Audit-related services listed in Appendix B. All other Audit-related services not listed in Appendix B must be separately pre-approved by the Audit Committee.

Tax Services

      The Audit Committee believes that the independent auditor can provide Corporate Tax services to the Company such as tax compliance, tax planning and tax advice without impairing the auditor’s independence. However, the Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations. The Audit Committee has pre-approved the Corporate Tax services listed in Appendix C. All Corporate Tax services involving large and complex transactions not listed in Appendix C must be separately pre-approved by the Audit Committee.

All Other Services

      The Audit Committee may grant pre-approval to those permissible non-audit services classified as All Other services that it believes are routine and recurring services, and would not impair the independence of the auditor. The Audit Committee has pre-approved the All Other services listed in Appendix D. Permissible All Other services not listed in Appendix D must be separately pre-approved by the Audit Committee.

      A list of the SEC’s prohibited non-audit services is attached to this policy as Exhibit 1. The SEC’s rules and relevant guidance should be consulted to determine the precise definitions of these services and the applicability of exceptions to certain of the prohibitions.

Pre-Approval Fee Levels

      Pre-approval fee levels for all services to be provided by the independent auditor will be established periodically by the Audit Committee. Any proposed services exceeding these levels will require specific pre-approval by the Audit Committee.

Supporting Documentation

      With respect to each proposed pre-approved service, the independent auditor will provide detailed back-up documentation, which will be provided to the Audit Committee, regarding the specific services to be provided.

Procedures

      Requests or applications to provide services that require separate approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditor and the Chief Executive Officer, Chief Financial Officer, Vice President — Finance & Controller or Vice President — Taxes, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence.

Appendix A

Pre-Approved Audit Services for Fiscal Year 2004

Service	Range of Fees

Annual audit of consolidated financial statements for the Company to be included in Annual Report on Form 10-K	Included in scope of annual audit services and related fees (approval July 2004)

Statutory audits or financial audits for subsidiaries or affiliates of the Company	U.S. subs included in scope of annual audit services and related fees (approval July 2004)

2003 statutory audits for Australian subsidiaries	Australia - $35,000 to $45,000

Services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings (e.g., comfort letters, consents), and assistance in responding to SEC comment letters	Up to $125,000

Consultations by the Company’s management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB, or other regulatory or standard setting bodies (Note: Under SEC rules, some consultations may be “audit-related” services rather than “audit” services)	Up to $100,000

Appendix B

Pre-Approved Audit-Related Services for Fiscal Year 2004

Service	Range of Fees

Due diligence services pertaining to potential business acquisitions/dispositions	Up to $75,000

Financial statement audits of employee benefit plans	Included in scope of annual audit services and related fees (approval July 2004)

Agreed-upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters	Up to $25,000

Internal control reviews and assistance with internal control reporting requirements	Up to $250,000 (est.). Final estimate to be included in scope of annual audit services and related fees (approval July 2004)

Consultations by the Company’s management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB, or other regulatory or standard-setting bodies (Note: Under SEC rules, some consultations may be “audit” services rather than “audit-related” services)	Up to $50,000

Attest services not required by statute or regulation	Up to $50,000

Appendix C

Pre-Approved Corporate Tax Services for Fiscal Year 2004

Service	Range of Fees

U.S. federal, state and local tax planning and advice and general due diligence	Up to $175,000

U.S. federal, state, local and franchise tax compliance/preparation services	Included in scope of annual services and related fees (approval July 2004)

International tax planning and advice and compliance	Up to $125,000

Black Beauty & Arclar tax compliance services	Up to $60,000

Staff support related to tax compliance services	Up to $50,000

Appendix D

Pre-Approved All Other Services for Fiscal Year 2004

Service	Range of Fees

None at this time

Exhibit 1

Prohibited Non-Audit Services

•	Bookkeeping or other services related to the accounting records or financial statements of the audit client

•	Financial information systems design and implementation

•	Appraisal or valuation services, fairness opinions or contribution-in-kind reports

•	Actuarial services

•	Internal audit outsourcing services

•	Management functions

•	Human resources

•	Broker-dealer, investment adviser or investment banking services

•	Legal services

•	Expert services unrelated to the audit

PEABODY ENERGY CORPORATION	ADMISSION CARD

Annual Meeting of Stockholders
Thursday, May 6, 2004, 10:00 A.M.
Ritz-Carlton Hotel
100 Carondelet Plaza
Clayton, Missouri 63105

If you plan to attend the 2004 Annual Meeting of Stockholders of Peabody Energy Corporation, please detach this form and bring it with you to the meeting. This card will provide evidence of your ownership and enable you to attend the meeting. Attendance will be limited to those persons who owned Peabody Energy Corporation Common Stock as of March 15, 2004, the record date for the Annual Meeting.

When you arrive at the Annual Meeting site, please fill in your complete name in the space provided below and submit this card to one of the attendants at the registration desk.

If you do not bring this admission card and your shares are registered in your own name, you will need to present a photo I.D. at the registration desk. If your shares are registered in the name of your bank or broker, you will be required to submit other satisfactory evidence of ownership (such as a recent account statement or a confirmation of beneficial ownership from your broker) and a photo I.D. before being admitted to the meeting.

Stockholder Name:

DETACH HERE	ZPECC2

PROXY

PEABODY ENERGY CORPORATION

Proxy/Voting Instruction Card for Annual Meeting of Stockholders to be held on May 6, 2004
This proxy is solicited on behalf of the Board of Directors

     The undersigned hereby constitutes and appoints Blanche M. Touhill, Richard A. Navarre and Fredrick D. Palmer, or any of them, with power of substitution to each, proxies to represent the undersigned and to vote, as designated on the reverse side of this form, all shares of Common Stock which the undersigned would be entitled to vote at the Annual Meeting of Stockholders of Peabody Energy Corporation (Peabody) to be held on May 6, 2004 at the Ritz-Carlton Hotel, 100 Carondelet Plaza, Clayton, Missouri 63105 at 10:00 A.M., and at any adjournments thereof.

     If the undersigned is a participant in the Peabody Holding Company, Inc. Employee Retirement Account or other 401(k) plans sponsored by Peabody or its subsidiaries, this proxy card also provides voting instructions to the trustee of such plans to vote at the Annual Meeting, and any adjournments thereof, as specified on the reverse side hereof. If the undersigned is a participant in one of these plans and fails to provide voting instructions, the trustee will vote the undersigned’s plan account shares (and any shares not allocated to individual participant accounts) in proportion to the votes cast by other participants in that plan.

     The shares represented by this proxy/voting instruction card will be voted in the manner indicated by the stockholder. In the absence of such indication, such shares will be voted FOR the election of directors in Item 1, FOR ratification of Ernst & Young LLP as Peabody’s independent public accountants for 2004 (Item 2), FOR approval of Peabody’s 2004 Long-Term Equity Incentive Plan (Item 3), and AGAINST the stockholder proposal included as Item 4. The shares represented by this proxy will be voted in the discretion of said proxies with respect to such other business as may properly come before the meeting and any adjournments thereof.

SEE REVERSE SIDE	IMPORTANT — This proxy/voting instruction card must be signed and dated on the reverse side.	SEE REVERSE SIDE

PEABODY ENERGY CORPORATION

C/O EQUISERVE TRUST COMPANY, N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

VOTER CONTROL NUMBER

YOUR VOTE IS IMPORTANT. PLEASE VOTE IMMEDIATELY.

VOTE-BY-INTERNET	OR	VOTE-BY-TELEPHONE
LOG ON TO THE INTERNET AND GO TO HTTP://WWW.EPROXYVOTE.COM/BTU.		CALL TOLL-FREE 1-877-PRX-VOTE (1-877-779-8683)

IF YOU VOTE OVER THE INTERNET OR BY TELEPHONE, PLEASE DO NOT MAIL YOUR CARD.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL	ZPECC1

#PEC

☒	PLEASE MARK
VOTES AS IN
THIS EXAMPLE.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1 THROUGH 3.
							FOR	AGAINST	ABSTAIN
1.	Election of Directors.				2.	Ratification of Independent Public Accountants.	☐	☐	☐
The undersigned hereby GRANTS authority to elect the following
	NOMINEES:	(01) William A. Coley, (02) Irl F. Engelhardt, (03) William C. Rusnack, (04) Alan H. Washkowitz			3.	Approval of 2004 Long-Term Equity Incentive Plan.	☐	☐	☐

	FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” ITEM 4.
	☐	For all nominees except as noted above					FOR	AGAINST	ABSTAIN
					4.	Stockholder Proposal regarding Director Independence.	☐	☐	☐

						MARK HERE IF YOU PLAN TO ATTEND THE MEETING			☐

NOTE: Please sign exactly as name appears hereon. For joint accounts, each joint owner should sign. When signing as attorney, executor, administrator, trustee or guardian, please sign your full title. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by an authorized person.

Signature:                                                    Date:                                 Signature:                                                    Date: